Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MICROCHIP TECHNOLOGY INCORPORATED,

MAPLE ACQUISITION CORPORATION

and

MICROSEMI CORPORATION

DATED AS OF MARCH 1, 2018

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 1, 2018, by and among Microchip Technology Incorporated, a Delaware corporation (“Parent”), Maple Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Microsemi Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub will merge with and into the Company (the “Merger”), and each share of common stock, par value $0.20 per share, of the Company (the “Company Common Stock”) that is then outstanding will thereupon be cancelled and converted into the right to receive cash, without interest, in an amount equal to sixty-eight dollars and seventy-eight cents ($68.78) (the “Merger Consideration”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (iii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved, subject to Section 6.1 and Section 6.2, to recommend that the Company stockholders adopt this Agreement, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Parent and its stockholders, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Merger Sub and its stockholders, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any Third Party, directly or indirectly, of twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries; (b) any merger, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of twenty percent (20%) or more of the assets of the Company or any of its Subsidiaries (measured by the lesser of book or fair market value thereof as of the last day of the Company’s last fiscal year); (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries with assets which, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company or to which twenty percent (20%) or more of the consolidated revenues or earnings of the Company are attributable; or (e) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017, that is set forth in the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended December 31, 2017, filed with the SEC.

“Business Day” means any day, other than a Saturday, Sunday or any day that is a legal holiday in the State of Arizona, California or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other action by a Governmental Entity to close.

“Business Facility” means any property including the land, improvements, soil, soil gas, indoor air, groundwater, and surface water that is or at any time has been owned, operated, occupied, controlled or leased by the Company, its Subsidiaries or any of their predecessors in connection with the operation of their respective business.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock and any other shares of capital stock of the Company.

“Company Compensatory Awards” means Company Options, Company Restricted Stock Units, Company Performance Stock Units, and Company Stock Appreciation Rights.

“Company Credit Agreement” means the Credit Agreement, dated as of January 15, 2016, by and among Company, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent, as further amended, amended and restated, supplemented or modified from time to time.

“Company Employee” means current employees, officers, consultants, individual independent contractors or directors of the Company or any of its Subsidiaries.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned by, or filed in the name of the Company or any of its Subsidiaries.

“Company IP” means all Technology and Intellectual Property Rights that are used, held for use, or otherwise licensed to or owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, circumstance, change or effect (any such item, an “Effect”) or set of Effects that has had a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect resulting from or arising out of any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (a) general economic conditions in the United States or any other country or region in the world (or changes therein), general conditions in the financial markets in the United States or any other country or region in the world (or changes therein) or general political conditions in the United States or any other country or region in the world (or changes therein); (b) general conditions in the industries in which the Company or any of its Subsidiaries conduct business (or changes therein); (c) changes in Applicable Laws, Orders or GAAP (or the interpretation thereof); (d) acts of war, terrorism or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar events in the United States or any other country or region in the world (in the case of each of clauses (a), (b), (c), (d) and (e), provided that such Effects may be taken into account when determining whether a Company Material Adverse Effect has occurred to the extent that such Effects have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries conduct business); (f) any failure by the Company to meet published analysts’ estimates, internal or external projections, guidance, budgets or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into account unless otherwise excluded by this definition); (g) any decline in the market price or change in the trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such decline or change may be taken into account unless otherwise excluded by this definition); (h) the identity of, or any facts or circumstances relating to Parent, Merger Sub or their respective Affiliates; (i) any action taken by the Company or any of its Subsidiaries at the written request of, or with the written consent of, Parent or Merger Sub; (j) any proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of Parent, the Company or otherwise) asserting (I) appraisal rights, (II) allegations of breach of fiduciary duty relating to the negotiation, preparation, approval or execution of this Agreement or the Merger or (III) violations of securities laws in connection with the Proxy Statement; or (k) the negotiation, public announcement or pendency of this Agreement or the transactions contemplated hereby (including any loss or change in relationship of the Company and its Subsidiaries with any customer, supplier, vendor, employee or other business relationship of the Company and its Subsidiaries).

“Company Options” means any options to purchase shares of Company Common Stock outstanding which have been granted under any of the Company Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted by the Company.

“Company Performance Stock Units” means any unit or award granted (whether granted by the Company pursuant to the Company Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) (i) denominated in units or shares, (ii) pursuant to which the holder thereof is or may become entitled to acquire from the Company or one of its Subsidiaries one or more shares of Company Common Stock or the cash equivalent thereof, and (iii) that remains (before giving effect to the transactions contemplated by this Agreement) subject to performance-based vesting requirements.

“Company Plans” means the Company’s 2008 Performance Incentive Plan and any other plan or arrangement under which Company Compensatory Awards have been issued, including any plans for non-U.S. employees and consultants.

“Company Preferred Stock” means shares of the preferred stock, par value $1.00 per share, of the Company.

“Company Products” means any and all products and services, currently made and sold or supported by Company and its Subsidiaries.

“Company Restricted Stock Unit” means any unit or award granted (whether granted by the Company pursuant to the Company Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) (i) denominated in units or shares, (ii) pursuant to which the holder thereof is or may become entitled to acquire from the Company or one of its Subsidiaries one or more shares of Company Common Stock or the cash equivalent thereof, and (iii) that is either vested or remains subject to time-based vesting requirements based on such holder’s continued service with or employment by the Company or any Subsidiary of the Company (for clarity, not including any such award that remains subject to performance-based vesting requirements but including any such award that was subject to performance-based vesting requirements but as to which the applicable performance period has ended).

“Company Stock Appreciation Right” means any stock appreciation right related to Company Common Stock (whether such right will be settled in shares, cash or otherwise), whether granted by the Company pursuant to Company Plans, assumed by the Company in connection with any merger, acquisition or similar transaction, or otherwise issued or granted.

“Compliant” means, with respect to the Required Financial Information, that (a) the Company’s independent auditors shall not have withdrawn any audit opinion with respect to any audited financial statements contained in the Required Financial Information (unless a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm of national standing); (b) in connection with any Financing involving the offering of debt securities, to the extent customary, the Company’s independent registered public accounting firm consents to the use of its audit opinions with respect to any Required Financial Information audited by such firm; (c) the Company shall have not been informed by such independent registered public accounting firm of the Company that it is required to restate, and the Company has not restated (or is not actively considering any such restatement; provided such Required Financial Information shall be Compliant when the Company informs Parent in writing that it has concluded that no restatement is required in accordance with GAAP) any financial statements contained in the Required Financial Information; provided that if any such restatement occurs, the Required Financial Information shall be deemed to be Compliant if and when such restatement has been completed and the relevant financial statements have been amended; and (d) the financial statements included in the Required Financial Information that is available to Parent and the Financing Sources on the first day of the twenty (20) consecutive Business Day period in the Marketing Period are sufficiently current on any day during such twenty (20) consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on any day during the Marketing Period and are through and as of a date that is no more than 134 days prior to the last day of the Marketing Period.

“Continuing Employees” means all employees of the Company or its Subsidiaries who are employed by Parent or any Subsidiary of Parent immediately after the Effective Time.

“Contract” means any written contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other binding instrument, obligation or arrangement, but, in each case, excluding purchase orders.

“Current Government Contract” means any Government Contract that has not yet expired or terminated, or for which final payment has not been received.

“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DOL” means the United States Department of Labor, or any successor thereto.

“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, holiday, vacation, incentive, deferred compensation (including non-qualified plans of deferred compensation), savings, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies, payroll practices or arrangements (whether or not in writing) maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or is reasonably be expected to have any material Liability.

“Environmental Law” means any Applicable Law that relates to protection of human health or safety (as they relate to exposure to Hazardous Materials) or the environment, or that prohibits, regulates or controls any Hazardous Material or any Hazardous Materials Activity, including, to the extent applicable, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act, the European Union (“EU”) Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”), the EU Directives 2002/95/EC and 2011/65/EU on the restriction on the use of hazardous substances (collectively, the “EU RoHS Directives”), the People’s Republic of China’s Administrative Measures on the Control of Pollution Caused by Electronic Information Products (“China RoHS”), and the European Commission Regulation 1907/2006 (“REACH”), or any successor statutes, rules and regulations thereto.

“Environmental Permit” means any approval, permit, registration, certification, license, clearance or consent required by Environmental Law to be obtained from any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company or any of its Subsidiaries.

“Equity Award Exchange Ratio” means the quotient obtained by dividing (A) the Merger Consideration by (B) the average closing sales price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on Nasdaq for the ten (10) most recent days ending on the last trading day immediately prior to the date on which the Effective Time occurs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control (within the meaning of Section 4001(b) of ERISA) with the Company, or which, together with the Company, is treated as a single employer under Section 414(t) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Agreement” means that certain Exchange Agreement, effective as of September 2, 1994, among PMC-Sierra, Inc., a Canadian corporation, Sierra Semiconductor Corporation, a California corporation, MPR Teletech Ltd., a Canadian corporation, and Bass Associates, a California limited partnership, as amended from time to time.

“Financing Parties” means the entities that have committed to provide or arrange any of the Financing, including any other parties to any joinder agreements and any definitive agreements relating thereto together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Contract” means any Contract between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity, on the other hand, for which performance is ongoing as of the date of this Agreement.

“Government Subcontract” means any Contract between the Company or any Subsidiary of the Company, on the one hand, and any prime contractor or upper tier subcontractor, on the other hand, explicitly relating to a Contract between such Person and any Governmental Entity for which performance is ongoing as of the date of this Agreement.

“Governmental Entity” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign, including any arbitrator or arbitration panel.

“Hazardous Material” means any material, chemical, emission, substance or waste that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, a contaminant, or otherwise a danger to health, reproduction or the environment, under Environmental Laws, including carbon dioxide and other substances deemed by any Governmental Entity to contribute to global warming.

“Hazardous Materials Activity” means the transportation, transfer, recycling, collection, labeling, packaging, sale, distribution, storage, use, treatment, manufacture, removal, disposal, remediation, release of, or exposure of others to any Hazardous Material or any waste containing a Hazardous Material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property Rights” means any or all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements; (iii) all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefor (collectively, “Trade Secrets”); (iv) all works of authorship, copyrights (registered or otherwise, including in Software), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (v) all industrial designs and any registrations and applications therefore; (vi) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including all marks registered in the United States Patent and Trademark Office and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (vii) all rights in databases and data collections (including knowledge management databases, customer lists and customer databases) and Software and Technology; (viii) all rights to Uniform Resource Locators, Web site addresses and domain names and applications and registrations therefore (collectively, “Domain Names”); (ix) all publicity rights and Moral Rights, however denominated; and (x) any similar, corresponding or equivalent rights to any of the foregoing.

“International Employee Plan” means any Employee Plan that is maintained in a jurisdiction outside of the United States for the benefit of employees, independent contractors, consultants and/or directors located in such jurisdiction.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“Knowing and Willful Breach” means, with respect to any Person, a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, would, or would be reasonably expected to, result in a breach or deemed breach of this Agreement.

“Knowledge of the Company” means the actual knowledge as of the date hereof of the individuals identified in Section 1.1(a) of the Company Disclosure Letter. “Legal Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private), hearing, audit, examination or investigation by or before any Governmental Entity.

“Liabilities” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest or other adverse claim. For the avoidance of doubt, “Lien” does not include any licenses to Intellectual Property Rights.

“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date of this Agreement (i) commencing on the date after the date on which Parent and its Debt Financing Sources shall have had access to all requested Required Financial Information and (ii) (x) throughout which period the Required Financial Information shall remain Compliant and (y) at the end of which (a) the conditions set forth in Section 7.1 shall have been satisfied, (b) the conditions set forth in Section 7.2(a) shall have been satisfied, and (c) no condition exists that entitles Parent to terminate this Agreement pursuant to Section 8.1; provided that (a) such period shall (i) end on or prior to August 17, 2018 or commence on or after September 4, 2018, (ii) end on or prior to November 21, 2018 or commence on or after November 27, 2018, and (iii) end on or prior to December 20, 2018 or commence on or after January 2, 2019, and (b) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated. If the Company in good faith reasonably believes that it has delivered the Required Financial Information, it may deliver to Parent written notice to that effect, stating when it believes it completed the applicable delivery, in which case the Required Financial Information shall be deemed to have been delivered, subject to the proviso in the first sentence of this definition, on the date of the delivery of the applicable notice to Parent (and the Marketing

Period shall be deemed to have commenced on such date), in each case, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information and within five (5) Business Days after receipt of such notice, Parent specifies in writing to the Company, in reasonable detail, what Required Financial Information was not delivered.

“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work that would be prejudicial to the author’s reputation, and any substantially similar right existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

“Nasdaq” means the Nasdaq Global Select Market.

“Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Open Source License” means any license meeting the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html, including: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Entity that is binding on or applicable to such Person or its property.

“Parent Common Stock” means shares of common stock, par value $0.001 per share, of Parent.

“Parent Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 27, 2013, as amended and restated as of February 4, 2015, by and among Parent, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as further amended, amended and restated, supplemented or modified from time to time.

“Parent Knowledge” means the actual knowledge of Parent’s chief executive officer, chief financial officer, chief operating officer, or general counsel.

“Parent Material Adverse Effect” means any Effect that has had or would be reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated hereby (including having sufficient funds to pay the aggregate Merger Consideration and any other payments, fees or expenses contemplated hereby).

“Permitted Liens” means (a) Liens securing Liabilities reflected on the Balance Sheet, (b) Liens for Taxes not yet due and payable or Taxes being contested in good faith or for which adequate reserves have been established in accordance with GAAP on the Balance Sheet, (c) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like Liens or other similar Liens arising or incurred in the ordinary course of business and that are not overdue by more than thirty (30) days, (d) Liens imposed by Applicable Law arising in the ordinary course of business and that are not overdue by more than thirty (30) days, (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice, (f) defects, imperfections or irregularities in title, easements, covenants, rights of way and other similar restrictions, and zoning, building and other similar codes and regulations, in each case that do not adversely affect in any material respect the current use of the applicable real property owned, leased, used or held for use by the Company or any of its Subsidiaries (or, in the case of Owned Real Property, the value thereof), (g) in the case of Parent and its Subsidiaries, Liens securing the Parent Credit Agreement and in the case of Company and its Subsidiaries, Liens securing the Company Credit Agreement, (h) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of Government Contracts, tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and similar obligations (i) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the SEC Reports, and (j) any other liens or encumbrances that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets of the Company and its Subsidiaries.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Public Software” means any Software that is distributed under any Open Source License.

“Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademark registrations and applications for registration; (iii) Copyright registrations and applications for registration; (iv) Domain Name registrations; and (v) any other Intellectual Property Rights that are the subject of an application or registration.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, reports, schedules, statements and documents required to be filed with or furnished to the SEC pursuant to the 1933 Act or the 1934 Act by the Company on or following September 28, 2015.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Senior Employee” means (i) each officer of the Company or any of its Subsidiaries and (ii) each other employee of the Company or any of its Subsidiaries that has the title of vice president, director or higher (whether or not considered an officer of the Company or any of its Subsidiaries).

“Senior Notes Indenture” means the Indenture, dated as of January 15, 2016, between the Company, the guarantors named therein and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of January 15, 2016, among the Company, the Guarantors named therein and U.S. Bank National Association, as trustee, and as further supplemented from time to time.

“Shrink-Wrap Code” means generally commercially available Software or Software-as-a-service platforms, including any and all design tools.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code and (ii) computerized databases and compilations.

“Source Code” means computer software and code, in form other than Object Code or machine readable form, which may be displayed in human readable form, including related programmer comments and annotations, help text, instructions and procedural, object-oriented and other code.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide, written Acquisition Proposal (except that, for purposes of this definition, each reference in the definition of “Acquisition Transaction” to “20%” or “80%” shall be “50%”) that did not result from a breach (or deemed breach) of Section 6.1 and that the Company Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the financial, legal, regulatory and other aspects of such Acquisition Proposal and all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees, expense reimbursement provisions and any conditions, regulatory risks, potential time delays or other risks to consummation), as well as any counter-offer or proposal made by Parent pursuant hereto in a written offer capable of acceptance) would be more favorable, from a financial point of view, to the holders of Company Common Stock in their capacities as such than the transactions contemplated by this Agreement.

“Tax” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all returns, declarations, estimates, reports, statements and other documents filed or required to be filed in respect of any Taxes.

“Technology” means tangible embodiments of Intellectual Property Rights including (i) Software, (ii) databases, compilations, collections of data and data; (iii) designs (including circuit designs and layouts), semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), and circuit block libraries; (iv) formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, apparatus, creations, improvements, works of authorship and other similar materials; (v) all recordings, graphs, drawings, reports, analyses, and other writings; and (vi) other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any successor statute, rules and regulations thereto.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Termination Date	6.12(a)
Affected Employee	6.12(b)
Agreement	Preamble
Alternate Debt Financing	6.15(c)
Assumed Option	2.7(d)(iv)
Assumed RSU	2.7(d)(i)
Assumed SAR	2.7(d)(iv)
Cancelled Shares	2.7(a)(ii)

Term	Section Reference
Capitalization Representations	7.2(a)
Capitalization Time	3.4(a)
Certificate of Merger	2.2
Certificates	2.7(a)(i)
Closing	2.3
Closing Date	2.3
Closing Date Indebtedness	6.15(e)(i)f)
Collective Bargaining Agreements	3.20(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	6.2(a)
Company Board Recommendation Change	6.2(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company IP Agreements	3.22(d)
Company Registered IP	3.22(a)
Company Securities	3.4(d)
Company Stockholders’ Meeting	6.3
Confidentiality Agreement	6.10
Consent	3.5(b)
Debt Commitment Letters	4.8(a)
Debt Financing	4.8(a)
Debt Financing Conditions	4.8(b)
Debt Financing Sources	4.8(a)
Delaware Secretary of State	2.2
Dissenting Shares	2.7(c)(i)
D&O Insurance	6.13(b)
Effective Time	2.2
Enforceability Limitations	3.3(a)
Escrowed Compensatory Payments	2.8(c)
Exchange Fund	2.8(b)
Export Controls	3.23(a)
Financing	6.15(e)(i)
Financing Sources	6.15(e)(i)
Import Restrictions	3.23(a)
Indemnified Parties	6.13(a)
Intervening Event	6.2(c)(ii)
Labor Organization	3.20(a)
Leased Real Property	3.21(b)
Leases	3.21(b)
Loan Documents	6.17
Material Contract	3.11(a)
Maximum Annual Premium	6.13(b)

Term	Section Reference
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
New Debt Commitment Letters	6.15(c)
Noteholders	6.18(c)
Notes Consents	6.18(a)
Notes Offer to Purchase	6.18(a)
Notes Tender Offer	6.18(a)
Notes Tender Offer Documents	6.18(c)
Notice Period	6.2(c)(i)
Optional Redemption	6.18(e)
Optional Redemption Notice	6.18(e)
Owned Real Property	3.21(a)
Parent	Preamble
Parent Expenses	8.3(b)(iv)
Parent Specified Representations	7.3(a)
Payment Agent	2.8(a)
Permits	3.14
Pre-Closing Director	6.15(e)(ii)
Proxy Statement	3.8
PSU Consideration	2.7(d)(iii)
Real Property	3.21(b)
Required Financial Information	6.15(e)
Requisite Stockholder Approval	3.3(c)
Senior Notes	6.18(a)
Significant Customer	3.16(a)
Significant Supplier	3.16(b)
Special Shares	2.7(e)
Specified Representations	7.2(a)
Subsidiary Securities	3.2(d)
Supplemental Indenture	6.18(d)
Surviving Corporation	2.1
Tail Policy	6.13(b)
Tax Incentive	3.17(k)
Termination Date	8.1(d)
Termination Fee Amount	8.3(b)(i)
TIA	6.18(b)
Transition Period	6.12(b)
Uncertificated Shares	2.7(a)(i)
Unvested Restricted Stock	2.7(d)(v)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(e) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause and Schedule references contained in this Agreement are references to Articles, Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.

(f) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”.

(g) Whenever any reference is made in this Agreement to the Company having “made available” any document or information, such phrase shall include having made such document or information available (i) prior to the date of this Agreement in the electronic data room utilized in connection with the transactions contemplated by this Agreement or (ii) if such document is referred to in the Index to Exhibits in the Annual Report on Form 10-K of the Company for the fiscal year ended October 1, 2017 or any subsequent Form 10-Q or Form 8-K filed by the Company prior to the date hereof, in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law (the time of such filing by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Street, Spear Tower, Suite 3300, San Francisco, California, 94105, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are only capable of being satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions) or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing; provided that, notwithstanding the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or written waiver (to the extent permitted hereunder) of those conditions at the Closing), if the Marketing Period has not ended on such date, the Closing shall not be required to occur until the earlier of (a) any Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days’ prior notice to the Company and (b) two (2) Business Days after the final day of the Marketing Period, but subject, in the case of each of clauses (a) and (b), to the continued satisfaction or written waiver (where permissible) of the conditions set forth in Article VII (other than those conditions that, by their nature, are only capable of being satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless Parent, Merger Sub and the Company shall mutually agree upon another location, date and time in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”.

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.13, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit A, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such certificate of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.13, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed and qualified.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) Cancelled Shares, (B) Dissenting Shares and (C) Unvested Restricted Stock) shall be canceled and extinguished and automatically converted into the right to receive an amount in cash equal to the Merger Consideration, without interest thereon, upon the surrender of (A) certificates representing shares of Company Common Stock (the “Certificates”) and (B) uncertificated shares of Company Common Stock (the “Uncertificated Shares”) in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).

(ii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, the Company, or any direct or indirect wholly owned Subsidiary of Parent or the Company (the “Cancelled Shares”), in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Merger Consideration. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period (but, for clarity, excluding any change that results from any exercise of options, the payment of restricted share units, performance share units or similar awards, or as a result of the grant of new options, restricted share units, performance share units or similar awards by the Company), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.7(a)(i), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be.

(ii) The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity and right to participate in and direct all negotiations and Legal Proceedings with respect to such demands; provided, that, all costs incurred by Parent in connection with such participation in and direction of such Legal Proceedings shall be borne exclusively by Parent. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(d) Company Compensatory Awards.

(i) Unvested Company Restricted Stock Units. At the Effective Time, each award of Company Restricted Stock Units (or portion thereof) that is outstanding and unsettled immediately prior to the Effective Time, to the extent then unvested (after giving effect to any acceleration of vesting pursuant to the terms of the award in connection with the Merger), shall, by virtue of the Merger, be assumed by Parent (each, an “Assumed RSU”). The number of shares of Parent Common Stock subject to each Assumed RSU shall be equal to the product of (x) the number of shares of Company Common Stock underlying such unvested Company Restricted Stock Unit award as of immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio (with the resulting number, rounded down to the nearest whole share). Such Assumed RSUs will otherwise be subject to the same terms and conditions as applied to the related award of Company Restricted Stock Units immediately prior to the Effective Time, including the same vesting schedule and any accelerated vesting provisions applicable thereto.

(ii) Vested Company Restricted Stock Units. At the Effective Time, each award of Company Restricted Stock Units (or portion thereof) that is outstanding and unsettled immediately prior to the Effective Time and that is then vested or will vest pursuant to its terms in connection with the Merger shall be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Company Common Stock subject to the vested portion of the Company Restricted Stock Unit award immediately prior to the Effective Time (after giving effect to any accelerated vesting that may be required in connection with the Merger under the terms of the award) multiplied by (y) the Merger Consideration (the “RSU Consideration”).

(iii) Company Performance Stock Units. At the Effective Time, each award of Company Performance Stock Units (or portion thereof) that is outstanding immediately prior to the Effective Time shall vest as to a percentage of the total number of shares of Company Common Stock subject to such award to be determined prior to the Closing by the Compensation Committee of the Company Board (which percentage, for purposes of clarity, may be greater than 100% but in no event will be less than 100% or greater than the maximum possible vesting percentage under the terms of the award) and shall be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Company Common Stock subject to the vested portion of the Company Performance Stock Unit award as of immediately prior to the Effective Time (after giving effect to the foregoing determination of the Compensation Committee and any other accelerated vesting that may be required in connection with the Merger under the terms of the award) multiplied by (y) the Merger Consideration (the “PSU Consideration”).

(iv) Company Options and Company Stock Appreciation Rights. At the Effective Time, each Company Option and Company Stock Appreciation Right (or portion thereof) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Parent (each, individually an “Assumed Option” or “Assumed SAR”). Each such Assumed Option or Assumed SAR shall be subject to the same terms and conditions as applied to the related Company Option or Company Stock Appreciation Right immediately prior to the Effective Time, including the vesting schedule and any accelerated vesting provisions applicable thereto, except that (A) the number of shares of Parent Common Stock subject to each Assumed Option or Assumed SAR shall be equal to the product of (x) the number of shares of Company Common Stock underlying such Assumed Option or Assumed SAR as of immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio (with the resulting number rounded down to the nearest whole share), and (B) the per share exercise price of each Assumed Option or Assumed SAR shall be equal to the quotient determined by dividing (x) the exercise price per share at which such Assumed Option or Assumed SAR was exercisable immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Each Assumed Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Assumed Option qualified as an incentive stock option prior to the Effective Time, and, further, that the assumption of Assumed Options or Assumed SARs pursuant to this Section shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 2.7(d)(iv) will be construed consistent with this intent.

(v) Restricted Stock. Each share of Company Common Stock that is outstanding and unvested immediately prior to the Effective Time and is subject to a restricted stock award agreement, (“Unvested Restricted Stock”), shall be canceled and extinguished at the Effective Time and automatically converted into the right to receive an amount in cash equal to the Merger Consideration as provided in Section 2.7(a)(i); provided, however, that the right of the holder of such Unvested Restricted Stock to receive such cash payment shall be subject to the same vesting conditions (including any applicable acceleration provisions provided under the terms of the award) as applied to the share of Company Common Stock to which such payment of the Merger Consideration relates (and, if and to the extent such vesting conditions are not satisfied, the holder will not be entitled to such payment of the Merger Consideration). Any Merger Consideration payable with respect to the Unvested Restricted Stock pursuant to the terms hereof shall be paid on or reasonably promptly after (and in all events within fifteen (15) Business Days (or, as to Unvested Restricted Stock held by a Person employed by the Company or one of its Subsidiaries outside of the United States, thirty (30) Business Days) after) the applicable vesting date.

(vi) Non-US Company Compensatory Awards. Notwithstanding the provisions above, Parent and the Company may, prior to the Effective Time, agree that any Company Compensatory Award that is subject to the Applicable Laws of a non-U.S. jurisdiction may be treated in a manner other than as prescribed by this Section 2.7(d), as applicable, to the extent that (i) Parent and the Company reasonably and in good faith determine that (A) the manner in which such Company Compensatory Award would otherwise be treated pursuant to this Section 2.7(d) would result in a violation of Applicable Laws or a materially adverse tax consequence to the individual holding such Company Compensatory Award in the applicable

non-U.S. jurisdiction and (B) such different treatment is necessary to comply with such Applicable Laws and (ii) such different treatment is, to the maximum extent practicable, consistent with the applicable provisions of this Section 2.7(d). Parent and the Company shall agree at least ten (10) days prior to the Effective Time to the treatment of any Company Compensatory Award that will be treated in a manner other than as prescribed by this Section 2.7(d).

(vii) Resolutions; Form S-8. The Company shall adopt resolutions of the Company Board or a committee thereof to provide for the treatment of the Company Compensatory Awards as contemplated by this Section 2.7(d). Promptly after the Effective Time (but in no event later than fifteen (15) Business Days following the Effective Time), if available for use by Parent, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) relating to the shares of Parent Common Stock issuable with respect to assumed or converted Company Compensatory Awards under this Section 2.7(d). Parent shall take all actions necessary to effect the transactions contemplated by, and in accordance with, this Section 2.7(d), including issuing, effective as of the Effective Time, the Assumed RSUs, Assumed Options and Assumed SARs.

(e) Special Shares. The Series A-1 special shares and the Series B-1 Special Shares of Microsemi Storage Solutions Ltd., (the “Special Shares”) a Canadian subsidiary of the Company, shall remain outstanding, and subject to and from and after the Effective Time, the holders of each Special Share shall, pursuant to the terms of the Exchange Agreement, be entitled to receive, upon the exchange or retraction (i.e., redemption at the option of the holder) thereof, in lieu of the consideration that would have been payable in respect of such MSS Special Shares, an amount in cash, without interest as determined by the terms of the Exchange Agreement, equal to (as applicable):

(i) for each Series 1-A Special Share, the result of (i) $68.78 multiplied by 8 multiplied by 0.0771 plus (ii) $9.22 multiplied by 8; and

(ii) for each Series 1-B Special Share, the result of (i) $68.78 multiplied by 2.18448 multiplied by 0.0771 plus (ii) $9.22 multiplied by 2.18448.

2.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. Immediately following the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock (other than Unvested Restricted Stock) and the Company Compensatory Awards pursuant to the provisions of this Article II, an amount of cash equal to the sum of (I) the product obtained by multiplying (x) the Merger Consideration by (y) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares and Dissenting Shares) plus (II) all such cash amounts and to be paid pursuant to Section 2.7(d) at the Closing (other than Escrowed Compensatory Payments) (such aggregate cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement and shall be held in trust for the benefit of the holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares, Dissenting Shares and Unvested Restricted Stock) and the holders of Company Compensatory Awards. In the event that the Exchange Fund shall be insufficient to make the payments contemplated by this Article II, Parent shall promptly deposit, or cause to be deposited, additional funds with the Payment Agent in an amount sufficient to make such payments.

(c) Payment Procedures. As promptly as practicable following the Effective Time, but in any event within five days following the Closing Date, Parent and the Surviving Corporation shall cause the Payment Agent to mail (i) to each holder of record (as of immediately prior to the Effective Time) of shares of Company Common Stock represented by Certificates (A) a letter of transmittal in customary form and containing customary provisions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Payment Agent) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II and (ii) to each holder of Uncertificated Shares, a notice that the Merger has become effective. Each holder of shares of Company Common Stock represented by a Certificate that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of such shares of Company Common Stock represented by a Certificate, upon surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Payment Agent. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate. Payment of the Merger Consideration to be paid in consideration therefore, to which such holders are entitled pursuant to the terms of this Agreement with respect to Uncertificated Shares shall be made promptly following the Effective Time without any action on the part of the person in whose name such Company Book-Entry Shares are registered. Payment of the cash amounts to be made to holders of Company Compensatory Awards, as contemplated to be paid pursuant to Section 2.7(d), shall be made by the Paying Agent to UBS Financial Services, LLC as custodian for the Company Compensatory Awards promptly following the Effective Time without any action on the part of such holders of Company Compensatory Awards or in such other manner as the Company and Parent shall reasonably agree prior to Closing. Notwithstanding anything in this Agreement to the contrary, the Company may, at its option, fund the cash amounts to be paid at the Closing to the holders of Company Compensatory Awards (such amounts, “Escrowed Compensatory Payments”), to UBS or a third party escrow agent, no more than three (3) Business Days prior to Closing, to be held in trust for and automatically released to, the holders of the Company Compensatory Awards promptly following the Effective Time.

(d) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under Applicable Law. To the extent that such amounts are so deducted or withheld, such amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Payment Agent, as the case may be, to the applicable Governmental Entity and (ii) shall, to the extent so remitted to the applicable Governmental Entity, be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Shares on the date that is one (1) year after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore exchanged their Shares for the Merger Consideration pursuant to the provisions of this Section 2.8 shall thereafter look only to Parent, as general creditors thereof, for any payment of and claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II. Any amounts remaining unclaimed by holders of Shares one (1) year after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Share theretofore representing any shares of Company Common Stock (other than Dissenting Shares and Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided, however, as a condition precedent to the payment of such Merger Consideration, the Payment Agent shall require the owners of such lost, stolen or destroyed Certificates to furnish a bond in form satisfactory to the Payment Agent, Parent and the Surviving Corporation as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed. The value of the bond of indemnity shall be calculated by the Payment Agent, based on the value of lost, stolen or destroyed Certificates.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation shall take all such lawful and necessary action on behalf of the Company and Merger Sub.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this Article III, as set forth in the section of the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) that specifically relates to such Section or in another section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such Section, and except as disclosed in any SEC Report filed by the Company prior to the date hereof in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports, other disclosures that are similarly non-specific and are predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets other than as would not reasonably be expected, individually or in the aggregate, to have, a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws in any material respect.

(b) The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of its certificate of incorporation and bylaws, as amended to date.

3.2 Subsidiaries.

(a) Section 3.2(a) of the Company Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company. Except for the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: each of the Company’s Subsidiaries (i) is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), (ii) has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, (iii) is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) and (iv) is in compliance with its respective certificate of incorporation, bylaws or other applicable constituent documents. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of each of the Company’s Subsidiaries.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and non-assessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens and restrictions on transfer imposed by Applicable Law) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.3 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and, assuming the accuracy of the representation in Section 4.7, the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (including the Merger), other than in the case of the Merger obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (collectively, the “Enforceability Limitations”).

(b) At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, (ii) declared advisable and approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7, took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby and thereby, (iv) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Company Stockholder Meeting and (v) resolved, subject to Section 6.1 and Section 6.2, to recommend that the holders of shares of Company Common Stock adopt this Agreement in accordance with the applicable provisions of Delaware Law.

(c) Assuming the accuracy of the representation in Section 4.7, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary (under Applicable Law or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) two hundred fifty million (250,000,000) shares of Company Common Stock and (ii) one million (1,000,000) shares of Company Preferred Stock. As of 5:00 p.m. California time on February 27, 2018 (the “Capitalization Time”), (A) one hundred seventeen million, six hundred fifty four thousand four hundred forty seven (117,654,447) shares of Company Common Stock were issued and outstanding, (B) zero shares of Company Preferred Stock were issued and outstanding or held by the Company as treasury shares and (C) two thousand sixty six (2,066) shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock were validly issued, fully paid, non-assessable and free of any preemptive rights. Since the Capitalization Time through (and including) the date of this Agreement, the Company has not issued any shares of Company Capital Stock other than as a result of the exchange of Special Shares, pursuant to Company Restricted Stock Units or as a result of the exercise of Company Options, Company Stock Appreciation Rights or as contribution to any 401(k) plans maintained by the Company or any of its Subsidiaries.

(b) Section 3.4(b) of the Company Disclosure Letter lists (i) the number of shares of Company Common Stock that are subject to issuance pursuant to Company Options outstanding as of the Capitalization Time, (ii) the number of Company Options with an exercise price in excess of the Merger Consideration outstanding as of the Capitalization Time, (iii) the number of shares of Company Common Stock subject to Company Stock Appreciation Rights outstanding as of the date of this Agreement, (iv) the number of shares of Company Common Stock subject to Company Restricted Stock Unit awards) outstanding as of the Capitalization Time and (iv) the target and maximum number of shares of Company Common Stock subject to Company Performance Stock Unit awards outstanding as of the Capitalization Time. Since the Capitalization Time through (and including) the date of this Agreement, the Company has not granted any Company Compensatory Awards. As of the Capitalization Time, thirteen million four hundred fifty six thousand two hundred fourteen (13,456,214) shares of Company Common Stock were reserved for future issuance pursuant to stock awards not yet granted under the Company Plans.

(c) All Company Compensatory Awards have been, in all material respects, validly issued and properly approved by the Company Board in accordance with all Applicable Law, and the Company Plans.

(d) Except as set forth in this Section 3.4 of the Company Disclosure Letter, and for changes since the Capitalization Time resulting from the exercise of Company Stock Options or settlement of Company RSUs outstanding on such date, as of the date hereof, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities.

(e) There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Other than this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

3.5 Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of the Company, (ii) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of any Subsidiaries of the Company, (iii) subject to obtaining the Consents set forth in Section 3.5(a)(iii) of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any additional payment or other Liability under, any Material Contract, (iv) assuming compliance with the matters referred to in Section 3.6(b) and assuming the accuracy of the representation in Section 4.7 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii), (iv) and (v) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (i) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (ii) such filings, approvals and other Consents as may be required by the Nasdaq or any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws and (iv) such other Consents, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement in accordance with the terms hereof and Applicable Law.

3.6 SEC Reports.

(a) Since September 28, 2015, the Company has filed or furnished (as applicable) SEC Reports at or prior to the time so required.

(b) Each SEC Report complied, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and in all material respects with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such SEC Report was filed.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Since September 28, 2015, through the date hereof, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Entity (i) any written comments that have not been resolved with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or (ii) other than in the case of written comments with respect to SEC Reports or registration statements that have been resolved, any written notice that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Entity of any SEC Reports (including the financial statements included therein).

(e) No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(f) No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received any written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.7 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) To the Knowledge of the Company, since September 28, 2015, neither the Company nor the Company’s independent auditors has identified or received written notice of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries or (ii) any material fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, or has any commitment to become party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)) where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any its Subsidiaries in the Company’s consolidated financial statements or other SEC Reports.

(f) Since October 3, 2016, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since October 3, 2016, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.8 Proxy Statement. The proxy statement, letter to stockholders, notice of meeting and form of proxy that will be provided to stockholders of the Company in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”), when filed with the SEC and on the date first mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the in the Proxy Statement.

3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet (or disclosed in the notes thereto), (b) Liabilities under this Agreement or incurred in connection with the transactions contemplated by this Agreement, in the negotiation thereof or in preparation therefor (including fees and expenses payable to any accountant, outside legal counsel, financial advisor or other service provider), (c) executory obligations under any Contract, other than any such obligations that arose as a result of an existing breach or default (with or without notice or lapse of time or both) thereunder, (d) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and (e) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10 Absence of Certain Changes. (a) Except for actions expressly contemplated by this Agreement, since the date of the Balance Sheet through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and (ii) the Company has not taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of paragraphs (a) (solely as it relates to the Company), (b) (other than in connection with the issuance of Company Compensatory Awards and the conversion of Special Shares), (d), (e), (f) (ignoring the proviso contained in clause (i)(A) thereof), (h), (n) (other than clause (ii) thereof), (m), (q) or (r) of Section 5.2 and (b) since the date of the Balance Sheet, there has not been or occurred or there does not exist any Company Material Adverse Effect.

3.11 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” means each of the following Contracts which is currently in effect and to which the Company or any of its Subsidiaries is a party and bound or by which any of their respective properties or assets are bound (but in all cases excluding any Employee Plan and any Contract related thereto unless specified in clause (ii) below):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries taken as a whole;

(ii) any Collective Bargaining Agreement or other similar Contract with a Labor Organization;

(iii) any material Contract with any Significant Customer or any Significant Supplier;

(iv) any Contract providing for indemnity, contribution or any guaranty in an amount that is material to the Company and its Subsidiaries taken a whole, other than those Contracts that were entered into in the ordinary course of business consistent with past practice;

(v) other than a Contract that is not material to the Company and its Subsidiaries taken as a whole, any Contract containing any covenant, commitment or other obligation (other than, in each case, the grant of exclusive geographic rights to market, sell or otherwise distribute Company Products to distributors or sales representatives) (A) limiting the right of the Company or any of its Subsidiaries (or, after the Effective Time, Parent) to engage in any respect in any line of business or to compete with any Person in any line of business, (B) granting any exclusive rights to any Third Party or (C) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies, other than customary license scope or similar restrictions in Contracts for third-party Intellectual Property or Technology;

(vi) any Contract entered into since September 30, 2013, (A) relating to the acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of related assets for an amount in excess of $35,000,000, other than the purchase or sale of inventory or supplies in the ordinary course of business, (B) relating to the acquisition or disposition by the Company or any of its Subsidiaries of any ownership interest in any other Person or other business enterprise, in each case for a purchase or sale price in excess of $35,000,000, or (C) relating to the formation, control or operation of any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract, other than the sharing of costs in the ordinary course of business consistent with past practice or as is not material to the Company and its Subsidiaries taken as a whole;

(vii) (i) any dealer, distributor, joint marketing or development agreements under which the Company or any of its Subsidiaries have continuing obligations or costs in excess of $10,000,000 per year, to jointly market any product, technology or service, and which may not be canceled without penalty upon notice of ninety (90) days or less or (ii) any Contract which the Company or any of its Subsidiaries have continuing obligations to jointly develop any material Intellectual Property Rights that will not be owned solely by the Company or one of its Subsidiaries;

(viii) based upon amounts paid or received thereunder during the most recent completed fiscal year of the Company, (A) the top five (5) distributor contracts, (B) the top three (3) development contracts, and (C) the top five (5) sales representative contracts;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money by, or extension of credit to, the Company or any of its Subsidiaries, other than (A) accounts receivables and payables in the ordinary course of business consistent with past practice, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) any such agreement with an aggregate outstanding principal amount not exceeding $10,000,000;

(x) any Contract entered into since September 28, 2015 to settle a Legal Proceeding other than (A) releases entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) and does not exceed $10,000,000 as to such settlement;

(xi) any Company IP Agreement; and

(xii) any material Government Contract.

(b) Section 3.11(b) of the Company Disclosure Letter contains a list that is complete and accurate in all material respects as of the date hereof of all Material Contracts, and identifies each subsection of Section 3.11(a) that describes such Material Contract. The Company has delivered or made available to Parent complete and correct copies of each such Material Contract.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except in each of the foregoing cases as has not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since October 3, 2016, neither Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual violation or breach of or default under, or intention to cancel or modify, any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Government Contracts.

(a) Other than has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the representations, certifications and warranties made by the Company and its Subsidiaries with respect to Government Contracts were accurate as of their effective dates, and the Company and its Subsidiaries have complied, in all material respects, with all such certifications and terms and conditions of each Government Contract; (ii) none of the Company or its Subsidiaries has received an adverse or negative government past performance evaluation or rating for the past three years; and (iii) to the extent applicable, the Company and its Subsidiaries have complied with all requirements concerning the sale of their products via the GSA Schedule, including all pricing discounts and funding fee reporting.

(b) Other than has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company and its Subsidiaries has received any written show cause, cure, deficiency, default, termination for convenience, or similar notice relating to any Current Government Contract; (ii) no termination for default, cure notice or show cause notice has been issued or, to the Knowledge of the Company, threatened, in writing; and (iii) to the Knowledge of the Company, no event, condition, or omission has occurred or currently exists that would constitute grounds for such action.

(c) None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any of their current respective directors, officers or employees in connection with the performance of the duties for, or on behalf of, the Company or any of its Subsidiaries, is currently debarred or suspended from bidding on any Government Contract or Government Subcontract, declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Government Contract or Government Subcontract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs in a manner that will materially impact the Company or its Subsidiaries’ performance of such Government Contract or Government Subcontract.

(d) To the Knowledge of the Company, none of the Company or its Subsidiaries has undergone or is currently undergoing any internal or external regulatory audit, review, inspection, investigation, survey, or examination of records relating to any Government Contracts or Government Subcontracts, other than in the ordinary course of business.

(e) Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (i) the Company has not received any written notice that any Government Contract or Government Subcontract is currently the subject of bid or award protest proceedings and, to the Knowledge of the Company, no Government Contract is reasonably likely to become the subject of bid or award protest proceedings; and (ii) neither any Governmental Entity nor any prime contractor or higher tier subcontractor under a Government Contract or Government Subcontract has offset, disallowed or disputed in writing any invoices or requests for payment claimed by the Company or any of its Subsidiaries under any Government Contracts or Government Subcontracts.

(f) Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries possess all facility clearances, and employees of the Company and its Subsidiaries possess all personnel security clearances, required to perform the applicable Government Contracts. The Company has no Knowledge of any pending revocation of any facility clearance of the Company or any Subsidiary of the Company or any pending revocation of any personnel security clearance of any employee of the Company or any Subsidiary of the Company.

3.13 Compliance with Applicable Law. The Company, each of its Subsidiaries and the Owned Real Property are in compliance with all Applicable Laws and Orders, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since September 28, 2015, neither the Company nor any of its Subsidiaries (a) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Entity relating to the Company or any of its Subsidiaries, (b) has received any written notice from any Governmental Entity alleging any violation by the Company or any of its Subsidiaries of any Applicable Law, or Order or Government Contract nor (c) has provided any written notice to any Governmental Entity, prime contractor or higher-tier subcontractor regarding any violation by the Company or any of its Subsidiaries of any Applicable Law, Order or Government Contract or Government Subcontract, and no such notice referred to in clauses (a), (b) or (c) of this Section 3.13 remains outstanding or unresolved as of the date of this Agreement, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.14 Permits. The Company and its Subsidiaries are in compliance with the terms of all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to occupy and operate each Real Property and to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 28, 2015, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding (a) any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, or (b) any revocation, cancellation or termination of any Permits held by the Company or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.

3.15 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or Owned Real Property that (a) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal the transactions contemplated hereby by this Agreement (including the Merger). As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets, including the Real Property, is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, or to prevent, materially delay or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement in accordance with the terms hereof and Applicable Law.

3.16 Customers and Suppliers.

(a) To the Knowledge of the Company, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries take as a whole, (i) neither the Company nor any of its Subsidiaries has any outstanding disputes concerning Company Products with any customer who, in any of the previous two (2) fiscal years or the last twelve (12) months prior to the date hereof, was one of the ten (10) largest customers of Company Products based on amounts paid or payable to the Company or its Subsidiaries by such customers (each, a “Significant Customer”) and (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company (or the Surviving Corporation or Parent) or any of its Subsidiaries after the consummation of the transactions contemplated hereby or that such Significant Customer intends to terminate or materially modify any existing Contracts with the Company or any of its Subsidiaries (or the Surviving Corporation or Parent).

(b) To the Knowledge of the Company, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries take as a whole (i) neither the Company nor any of its Subsidiaries has any outstanding dispute concerning products and/or services provided by any supplier who, in any of the previous two fiscal years and the last twelve (12) months prior to the date hereof, was one of the ten (10) largest suppliers of products and/or services to the Company and its Subsidiaries based on amounts paid or payable by the Company and its Subsidiaries to such supplier (each, a

“Significant Supplier”) and (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company or any of its Subsidiaries (or the Surviving Corporation or Parent) after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries (or the Surviving Corporation or Parent).

3.17 Taxes.

(a) Each of the Company and its Subsidiaries has prepared and timely filed (taking into account all applicable extensions) all material income, franchise and other U.S. federal, state, local and non-U.S. Tax Returns required to be filed relating to any and all Taxes of the Company or any of its Subsidiaries, and such Tax Returns in all material respects are true and correct and have been completed in accordance with Applicable Law.

(b) Taking into account all applicable extensions, each of the Company and its Subsidiaries has (i) timely paid all material Taxes it is required to pay (whether or not shown on a Tax Return), and (ii) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all material federal and state income Taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and other Taxes (including all Taxes required to be reported and withheld on any U.S. or non-U.S. Company Compensatory Awards) required to be withheld.

(c) Neither the Company nor any of its Subsidiaries had any Liabilities for material unpaid Taxes as of the date of the Balance Sheet that had not been accrued or reserved on the Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business consistent with past practice.

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(e) No audit or other examination of any income or other material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No material adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Governmental Entity. No written claim has ever been made by any Governmental Entity that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(f) There are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement, other than among the Company and its Subsidiaries, nor does the Company or any of its Subsidiaries owe any amount under any such agreement or (iii) any Liability for the Taxes of any person other than the Company and its Subsidiaries under Treas. Reg. § 1.1502-6 (or any similar provision of Applicable Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise (other than pursuant to customary commercial Contracts or similar arrangements not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries will be required to include any material income or gain or exclude any material deduction or loss from Taxable income for any period or portion thereof after the Effective Time as a result of any (i) change in method of accounting made prior to the Effective Time, (ii) closing agreement under Section 7121 of the Code entered into prior to the Effective Time, (iii) deferred intercompany gain or excess loss account under Section 1502 of the Code attributable to transactions occurring prior to the Effective Time (or in the case of clauses (i), (ii) and (iii) above, under any similar provision of Applicable Law), (iv) installment sale or open transaction disposition made prior to the Effective Time, to the extent not reflected in the Balance Sheet, (v) prepaid amount received prior to the Effective Time or (vi) application of Section 965 of the Code.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code during the period beginning five (5) years prior to the date hereof or otherwise that could be treated as part of a plan (or series of related transactions) pursuant to which the transactions contemplated by this Agreement are a part.

(j) Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(k) The Company and each of its Subsidiaries is in full compliance with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and to the Knowledge of the Company, the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(l) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including, where applicable, the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology. To the extent required by Applicable Law, the prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing Applicable Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(m) The Company has made available to Parent or its legal counsel or accountants (i) copies of all material income, franchise and other Tax Returns and all ASC 740-10 work papers of the Company and each of its Subsidiaries for all periods from and including September 28, 2015, and (ii) copies of all U.S. federal income Tax Returns of the Company for all periods from and including September 28, 2015.

3.18 Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) the Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all applicable Environmental Laws; (B) to the Knowledge of the Company, all Company Products comply, to the extent applicable, with the restricted substance requirements of the EU RoHS Directives; and (C) to the Knowledge of the Company, no Company Product fails to comply with any applicable Environmental Law;

(ii) (A) the Company and its Subsidiaries hold and maintain all of the Environmental Permits necessary for the continued conduct of any Hazardous Materials Activity of the Company or any Subsidiary as such activities are currently being conducted; (B) all such Environmental Permits are valid and in full force and effect; (C) the Company and its Subsidiaries are in compliance with all covenants and conditions of all such Environmental Permits; and (D) to the Knowledge of the Company, no circumstances exist which would reasonably be expected to cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee;

(iii) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened, under Environmental Law concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any Subsidiary relating to the business, or any Business Facility, and neither the Company nor any Subsidiary has received any written information request from any Governmental Entity pursuant to CERCLA or a similar state Environmental Law; and

(iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any Hazardous Materials Activity that is reasonably likely to result in material liability or Legal Proceeding under Environmental Law or a requirement for investigation or remedial action with respect to Hazardous Materials under applicable Environmental Law.

(b) The Company has delivered or made available to Parent all notices of non-compliance or violation of Environmental Laws since September 28, 2015, all environmental audits conducted since September 28, 2015 and all material environmental site assessments of any Business Facility in its possession or control.

(c) Notwithstanding anything else to the contrary in this Agreement, the representations and warranties in this Section 3.18 shall be the sole and exclusive representations and warranties made by the Company with respect to Environmental Laws, Hazardous Materials Activities, or other environmental matters.

3.19 Employee Benefit Plans.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Employee Plan has been maintained and administered in compliance with its terms and with Applicable Law, including ERISA and the Code to the extent applicable thereto, and in each case the regulations thereunder;

(ii) each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan;

(iii) neither the Company nor any of its ERISA Affiliates has in the past six years (x) maintained an Employee Plan that was subject to Section 412 of the Code or Title IV of ERISA or had any liability with respect to such plan or (y) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to ERISA;

(iv) no Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code;

(v) with respect to each International Employee Plan that is required by Applicable Law to be funded and/or book-reserved, such International Employee Plan is funded and/or book reserved in all material respects, as appropriate, based upon reasonable actuarial assumptions;

(vi) each International Employee Plan has been duly registered in material compliance with all Applicable Laws of each jurisdiction where such registration is required;

(vii) no Employee Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by Applicable Law, (B) severance benefits that do not exceed three years following termination of employment or (C) group life and disability insurance policies made available to current workers;

(viii) all contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Employee Plan in respect of current or the prior six plan years have been paid or accrued in accordance with GAAP;

(ix) with respect to each Employee Plan that is subject to Section 409A of the Code, such Employee Plan has been operated and administered in compliance with Section 409A of the Code;

(x) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Plan that could result in liability to the Company or any of its ERISA Affiliates; and

(xi) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Plans or any trusts related thereto which would individually or in the aggregate reasonably be expected to result in any liability of the Company or any of its Subsidiaries.

(b) Other than as set forth in Section 3.19(b) of the Company Disclosure Letter, no Employee Plan exists that would (i) result in the payment to any current Company Employee of any compensation becoming due, or accelerate the time of payment or vesting of compensation, or increase the compensation owed to any current Company Employee or (ii) give rise to the payment of any “parachute payment” under Section 280G of the Code, in any case as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event that would not, in and of itself, trigger such result).

(c) Other than as set forth in Section 3.19(c) of the Company Disclosure Letter and other than International Employee Plans, there are no Employee Plans that provide for payment of severance pay benefits in excess of $250,000 with respect to any individual current or former officer or employee of the Company or any of its Subsidiaries.

3.20 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract between one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any works council, union, trade union, or other employee representative or labor-relations organization or entity (“Labor Organization”), or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending material activities or proceedings or, to the Knowledge of the Company, threatened by any Labor Organization to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or on behalf of any employees of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees of the Company or any of its Subsidiaries, except in each case as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of their respective businesses of the Company or any of its Subsidiaries, and (ii) there is no charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of the Company threatened.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, during the prior three years, the Company and its Subsidiaries have complied with all Applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and for overtime purposes), leased and seconded employees, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. Neither the Company nor any of its Subsidiaries is a party to any material conciliation agreement, consent decree or other employment-related agreement or order with any Governmental Entity.

(c) Each of the Company and its Subsidiaries is in compliance in all material respects with WARN. In the past two years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.

3.21 Real Property.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth a true and complete list of all of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except for the Owned Real Property, neither the Company nor any of its Subsidiaries is party to any agreement to purchase or sell any real property. Except for Permitted Liens, the Company owns the Owned Real property free and clear of all Liens. The

Company has delivered a true and correct copy of each title policy it has in its possession for any Owned Real Property and any documentation in its possession regarding the purchase of any Owned Real Property to Parent. Since the date of the Balance Sheet, there has not been or occurred any casualty loss with respect to any Owned Real Property. There is no pending or, to the Knowledge of the Company, threatened condemnation proceeding against any Owned Real Property.

(b) Section 3.21(b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases or subleases under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property in excess of 10,000 square feet and with aggregate rental payments in excess of $1,000,000 annually (collectively, the “Leases” and, such property, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”) or licenses or other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property in excess of 10,000 square feet and with aggregate rental payments in excess of $1,000,000 annually. The Company has heretofore made available to Parent true and correct copies of all Leases. Each Lease is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except in each of the foregoing cases as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Lease, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.21(b)(ii) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements granting to any Person, other than the Company or any of its Subsidiaries, any material right to use or occupy, now or in the future, any of the Real Property. Neither the Company nor any of its Subsidiaries owes broker commissions or finder’s fees or is party to any real estate broker agreement or subject to any claims for real estate broker commissions with respect to any Real Property that have not been accrued on the Balance Sheet and that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company or its Subsidiaries have valid leasehold estates in the Leased Real Property subject to no Liens other than Permitted Liens, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.22 Intellectual Property.

(a) Section 3.22(a) of the Company Disclosure Letter contains a complete and accurate list of the Company Intellectual Property Rights that is Registered IP, excluding any items that are abandoned, cancelled, expired, withdrawn, or finally refused (without right of appeal) (“Company Registered IP”), in each case listing, as applicable, (i) the name of the current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, (iv) the filing date, and issuance/registration/grant date, and (v) the prosecution status thereof.

(b) The material Company Registered IP is valid, sustaining and, to the Knowledge of the Company, enforceable.

(c) With respect to each material item of Company Registered IP, all necessary registration, maintenance and renewal fees due prior to the date of this Agreement have been paid.

(d) Section 3.22(d) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts (i) under which any third party licenses to the Company or any of its Subsidiaries any material Company IP, other than licenses of Shrink-Wrap Code, licenses of Public Software, incidental licenses from current and former employees, consultants, independent contractors, or advisors, and non-disclosure agreements or (ii) under which the Company or any of its Subsidiaries licenses to others the right to use any material Company Intellectual Property Rights, other than non-disclosure agreements and non-exclusive license agreements entered into in the ordinary course of business (such Contracts, the “Company IP Agreements”). To the Knowledge of the Company, there are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property Rights that are either used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) neither the operation of the business of the Company nor the use, provision, support, reproduction, making, distribution, marketing, sale, license or display of the Company Products by Company or its Subsidiaries infringes or misappropriates the Intellectual Property Rights or Moral Rights of any Person.

(f) Except as would not be reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries own all right, title and interest in the owned material Company Intellectual Property Rights, free and clear of all Liens other than (i) obligations arising under the terms of any of the Company IP Agreements listed on Section 3.22(d)) of the Company Disclosure Letter (or other Contracts that need not be listed in Section 3.22(d)) and (ii) Permitted Liens. Except as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have the exclusive right to bring actions against any person that is infringing any material Company Intellectual Property Rights and to retain for themselves any damages recovered in any such action. To the Knowledge of the Company, no Person other than the Company and its Subsidiaries has ownership rights to any material Company Intellectual Property Rights, except as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of the material Trade Secrets that comprise any part of the Company IP, and to the Knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation of any such Trade Secrets by any Person. To the Knowledge of the Company, all use and disclosure of material Trade Secrets owned by another Person by the Company or any of its Subsidiaries have been pursuant to the terms of a written agreement with such Person or such use and disclosure by the Company or any of its Subsidiaries was otherwise lawful, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees, consultants and contractors who have contributed to the development or creation of any material Technology or Intellectual Property Rights intended to be owned by the Company or its Subsidiaries to execute a confidentiality and assignment agreement which (i) assigns to the Company or one of its Subsidiaries all right, title and interest in any Intellectual Property Rights created by such persons within the scope of their involvement with the Company or applicable Subsidiary and (ii) provides reasonable protection for Trade Secrets of the Company and its Subsidiaries.

(h) To the Knowledge of the Company, (i) no Person is infringing upon or otherwise violating any Company Intellectual Property Rights, and (ii) neither the Company nor any of its Subsidiaries have asserted or threatened any claim against any Person alleging the same that remains unresolved, except in each of clauses (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) There is no unresolved Legal Proceeding brought by a Third Party that has been served upon, filed or, to the Knowledge of the Company, threatened with respect to (i) any alleged infringement or other violation by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or any of its Subsidiaries’ business of the Intellectual Property Rights of such Third Party or (ii) any challenge to the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any Company Intellectual Property Rights (excluding ordinary course prosecution proceedings with respect to Registered IP before the United States Patent and Trademark Office (or any equivalent office in any foreign jurisdiction)) except, in each of clauses (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that materially restricts or impairs the use, transfer or licensing of any Company Intellectual Property Rights.

(j) To the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not result in any of the following events that, but for the consummation of the transactions contemplated hereby, would not have occurred: (i) the Company or its Subsidiaries granting to any Third Party any rights, licenses, covenants, releases, immunities or other interests under, in or to any Company Intellectual Property Rights, (ii) a reduction in the scope of any rights, licenses, covenants, releases, immunities or other interests under, in or to any Intellectual Property Rights granted to the Company or its Subsidiaries, or (iii) after the Merger, Parent or any of its Subsidiaries or Affiliates being required to grant any Third Party any rights, licenses, covenants, releases, immunities or other interests under, in or to any of Parent’s or any of its Subsidiaries’ or Affiliates’ Intellectual Property Rights (except with respect to the Company Intellectual Property Rights), in each of clauses (i) and (ii), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k) The Company and its Subsidiaries are in compliance with all Public Software license agreements to which the Company or a Subsidiary, as applicable, is a party, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Product incorporates, is integrated with, or links to any Public Software in a manner that requires the Company or any of its Subsidiaries to distribute any material proprietary Source Code for such Company Product under the terms of an Open Source License.

(l) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person, have published or disclosed any material proprietary Source Code owned by the Company or its Subsidiaries, except to (i) their employees, advisers or consultants in the course of his, her or its employment or engagement by the Company or its Subsidiaries for the benefit of the Company and its Subsidiaries pursuant to non-disclosure agreements; or (ii) their business partners pursuant to written commercial agreements or license agreements entered into in the ordinary course of business restricting the use thereof. The Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any such Source Code to any escrow agent or any other Person. The consummation of the transactions contemplated hereby (including the Merger) will not, under any Contract to which the Company or any of its Subsidiaries is a party, result in any such material proprietary Source Code being delivered, licensed or disclosed to any other Person.

(m) Since September 28, 2015, all personally identifiable information which has been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has been collected, stored, maintained and used in accordance with all Applicable Laws and Contracts, except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since September 28, 2015, neither the Company nor its Subsidiaries has received a notice of noncompliance with Applicable Laws or Contracts related to personally identifiable information.

(n) The Company and its Subsidiaries have taken commercially reasonable steps and implemented reasonable procedures to prevent “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components from entering Company Products and to otherwise safeguard the information technology systems of the Company of its Subsidiaries (and the personally identifiable information contained therein). To the Knowledge of the Company, since September 28, 2015, there have been no material unauthorized intrusions or breaches of the security of information technology systems of the Company and its Subsidiaries.

(o) Section 3.22(o) of the Company Disclosure Letter sets forth a true and complete list of all industry standards bodies, multi-party special interest groups or similar organizations in which the Company and/or any of its Subsidiaries participates. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with their current membership in such organizations and are not required to grant third parties a license with respect to any material Company Intellectual Property Rights as part of such membership in such organizations.

(p) Except as has not hand and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no rights have been granted to any Governmental Entity with respect to any Company Product other than substantially the same standard commercial rights as are granted by the Company to commercial end users of the Company Products in the ordinary course of business consistent with past practices.

3.23 Export Control and Import Laws.

(a) Since September 28, 2015, (i) the Company and each of its Subsidiaries have been in compliance with all Applicable Laws regarding export and reexport control (“Export Controls”), including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control and the International Traffic in Arms Regulations maintained by the Department of State and any applicable anti-boycott compliance regulations and (ii) the Company and its Subsidiaries have been in compliance with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, concerning or relating to any export or import activity of the Company or any of its Subsidiaries and no voluntary self-disclosures have been filed by or for the Company or any of its Subsidiaries since September 28, 2015 with respect to possible violations of any Export Controls or Import Restrictions.

3.24 Insurance. As of the date hereof, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the insurance policies held by the Company or its Subsidiaries are in full force and effect, (b) neither the Company nor any of its Subsidiaries has received any notice of (i) of cancellation in connection with such policies or (ii) any defects or inadequacies in any Real Property or any part thereof which would reasonably be expected to materially and adversely affect the insurability of such Real Property or the premiums for the insurance thereof, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, (d) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and (e) there has been no threatened termination of any such policies.

3.25 Anti-Bribery Laws. Since September 28, 2015,, neither the Company nor any of its Subsidiaries (including, to the Company’s Knowledge, any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, (a) taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, the U.K. Bribery Act of 2010, as amended, or any other comparable foreign law or statute; (b) used any corporate funds for unlawful contributions, loans, gifts, entertainment or other unlawful expenses relating to political activity; or (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns.

3.26 Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.27 Brokers; Fees and Expenses. Except for Qatalyst Partners LP (true and correct copies of whose engagement letter has been furnished or made available to Parent)\, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger).

3.28 Opinion of Financial Advisors. The Company Board has received the opinion of Qatalyst Partners LP to the effect that, as of the date of such opinion, and based upon and subject to the limitations, qualification, assumptions and other matters set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent or any affiliates of Parent) pursuant to, and in accordance with, the terms of this Agreement is fair, from a financial point of view, to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

3.29 State Anti-Takeover Statutes; No Rights Plan.

(a) Assuming the accuracy of the representation in Section 4.7, the Company and the Company Board has taken all action necessary to exempt the Merger, this Agreement and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deterring or discouraging any Person from acquiring control of the Company.

(b) To the Knowledge of the Company, no Contract entered into in by the Company since September 28, 2015 prohibits any Person from making any Acquisition Proposal following the execution and announcement of this Agreement.

3.30 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, (a) neither the Company nor any other Person on behalf of the Company or any of its Subsidiaries makes (or has made) any other representation or warranty, express or implied, written or oral, to Parent or Merger Sub with respect to the Company or any of its Subsidiaries or any of the transactions contemplated hereby and (b) no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub or their Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no additional corporate proceedings on the part of Parent or Merger Sub, other than the approval of this Agreement in its capacity as the sole stockholder of Merger Sub, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (including the Merger). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of Parent or Merger Sub, (ii) violate, conflict with or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or materially accelerate the performance required by, or result in a right of termination or material acceleration under, or result in the loss of any material benefit or the imposition of any additional material payment or other material Liability under, any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of any Governmental Entity is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger), except (i) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws and (iv) such other Consents, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their Affiliates that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub nor any of their Affiliates is subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.5 Proxy Statement. The information supplied by Parent, Merger Sub or their respective officers, directors, representatives, affiliates, agents or employees for inclusion in the Proxy Statement, will not, at the time the Proxy Statement is filed with the SEC or at the time of any amendment or supplement thereto, or on the date the Proxy Statement is first sent to stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6 Operations of Merger Sub. Merger Sub has engaged in no other business activities other than those related to the transactions contemplated by this Agreement. Merger Sub is a direct wholly owned Subsidiary of Parent.

4.7 Section 203 of the DGCL. Neither Parent nor Merger Sub, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) of Parent or Merger Sub is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date hereof, none of Parent, Merger Sub or any of their respective Subsidiaries owns any Company Common Stock.

4.8 Financing.

(a) Parent has delivered to the Company a true, complete and accurate copy of an executed commitment letter of even date herewith, and the executed fee letter related thereto of even date herewith (which such fee letter may be redacted in a customary manner), in each case from JPMorgan Chase Bank, N.A. (collectively, the “Debt Commitment Letters”), pursuant to which the lender party(ies) thereto (the “Debt Financing Sources”) has/have committed to provide, subject only to the terms and conditions set forth therein, debt financing for the Merger in the aggregate amount set forth therein (the “Debt Financing”). Any reference in this Agreement to (i) “Debt Commitment Letters” will include such documents as amended or modified in compliance with the provisions of Section 6.15, and (ii) the “Debt Financing” will include the financing contemplated by the Debt Commitment Letters as amended or modified in compliance with the provisions of Section 6.15. Parent has, or has caused one of its Subsidiaries to have, fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Debt Commitment Letters prior to or in connection with the execution of this Agreement and Parent has otherwise satisfied all of the other terms and conditions required to be satisfied by it prior to the execution of this Agreement pursuant to the terms of the Debt Commitment Letters. Each of the Debt Commitment Letters, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations. Subject to the satisfaction of the conditions precedent set forth in Article VII and assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and performance by the Company of its obligations hereunder, to the knowledge of Parent, there are no facts or circumstances in existence as of the date hereof that would cause any of the Debt Financing Conditions to not be satisfied.

(b) As of the date hereof, (i) none of the Debt Commitment Letters has been amended or modified, and no such amendment or modification is contemplated by Parent or, to the knowledge of Parent, any other party thereto (other than as set forth in the fee letters with regard to flex rights and/or to add additional lenders, lead arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement), and (ii) none of the respective commitments set forth in the Debt Commitment Letters have been withdrawn or rescinded in any respect. Except as set forth in the Debt Commitment Letters, as of the date hereof, there are no side letters or other agreements, contracts or arrangements relating to the Debt Financing. No event has occurred which, with or without notice or lapse of time, or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letters, or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing or that would permit the Debt Financing Sources to reduce the total amount of the Debt Financing, other than as set forth in the Debt Commitment Letters in the form so delivered to the Company (the “Debt Financing Conditions”).

4.9 Funds. Parent will have (and will cause Merger Sub to have), immediately prior to the Effective Time, sufficient funds to satisfy and perform all of Parent’s and Merger Sub’s obligations under this Agreement, including to pay the aggregate Merger Consideration and all amounts payable pursuant to Section 2.7. Parent acknowledges that its obligations under this Agreement are not conditioned upon or subject to its receipt of the proceeds made available under the Debt Commitment Letters or any other Debt Financing.

4.10 No Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person on behalf of the Company or any of its Subsidiaries is making (or has made) any representation or warranty whatsoever, express or implied, written or oral, and neither Parent nor Merger Sub has relied on, and each of Parent and Merger Sub hereby disclaims reliance on, any representation, warranty, or other statement or omission of the Company, any other Person acting on behalf of the Company or any of its Subsidiaries, beyond those expressly given in Article III; provided that, the foregoing shall not be deemed to limit or waive any rights or remedies of Parent or Merger Sub with respect to fraud in connection with the making of the representations and warranties of the Company contained in Article III.

ARTICLE V

INTERIM CONDUCT OF BUSINESS

5.1 Affirmative Obligations of the Company. Except as (a) expressly required or permitted by this Agreement, (b) set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter or (c) approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, (i) the Company and each of its Subsidiaries shall carry on its business in the ordinary course consistent with past practice and (ii) to the extent consistent with the foregoing, the Company and each of its Subsidiaries shall use commercially reasonable efforts to (A) keep available the services of its directors, officers and key employees and (B) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2 Negative Obligations of the Company. Except as (x) expressly required or permitted by this Agreement, (y) set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter or (z) approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) amend its certificate of incorporation or bylaws or comparable organizational documents other than, with respect to Subsidiaries of the Company, amendments necessary to comply with Applicable Law;

(b) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, other than (i) the issuance and sale of shares of Company Common Stock pursuant to Company Compensatory Awards outstanding as of or prior to the date hereof or (ii) grants to newly hired employees of Company Compensatory Awards pursuant to binding commitments prior to the date hereof (which are reflected in Section 3.4(d) of the Company Disclosure Letter);

(c) acquire or redeem, directly or indirectly, any Company Securities or Subsidiary Securities other than (i) in full or partial payment of the exercise price and any applicable Taxes pursuant to any exercise, vesting or settlement of Company Compensatory Awards or (ii) pursuant to the forfeiture of any Company Compensatory Awards;

(d) other than dividends or distributions made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, material corporate restructuring, recapitalization or other material corporate reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Merger);

(f) (i) incur or assume any debt or issue any debt securities, except for (A) debt incurred under the Company’s existing credit facilities as of the date hereof (provided that the aggregate principal amount outstanding under such facilities at any given time shall not exceed the sum of (1) the principal amount outstanding under such facilities as of the date hereof plus (2) $100,000,000) to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to or from direct or indirect wholly owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, or (iii) make any loans, advances or capital contributions to or investments in any other Person except for (I) loans, advances, capital contributions and investments in or to any of the Company’s Subsidiaries and (II) routine advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries;

(g) except as may be required by Applicable Law, as required by the terms of any Employee Plan as in effect as of the date hereof, or in the ordinary course of business consistent with past practices (i) modify or terminate any bonus, profit sharing, compensation, change in control, retention, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer, employee, consultant or independent contractor or (ii) increase in any manner the compensation or fringe benefits of any director, officer, employee, consultant or independent contractor or pay any special bonus or special remuneration to any director, officer, employee, consultant, or independent contractor, or pay any benefit not required by any plan or arrangement not in effect as of the date of this Agreement;

(h) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates;

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company or any of its Subsidiaries other than (x) deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof, (y) as may be required by Applicable Law, or (z) in the ordinary course of business consistent with past practice;

(j) enter into, amend, or extend any Collective Bargaining Agreement;

(k) (i) hire, terminate, demote or promote or offer to hire, terminate, demote or promote any Senior Employee, other than (x) as expressly contemplated by this Agreement or an Employee Plan in effect as of the date hereof, (y) as may be required by Applicable Law, or (z) in the ordinary course of business consistent with past practice;

(l) sell, lease (except as permitted by Section 5.2(o)), license or dispose of any property or asset that is material to the Company and its Subsidiaries, taken as a whole, in any single transaction or series of related transactions, except in the ordinary course of business consistent with past practice;

(m) except as may be required as a result of a change in Applicable Law or in GAAP, make any change in any of the accounting principles or practices used by it;

(n) (i) make (other than in accordance with past practice or as required by Applicable Law) or change any material Tax election, (ii) amend any Tax Return, (iii) settle or compromise any material Liability for Taxes, (iv) adopt or change any Tax accounting method or (v) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(o) (i) enter into any new lease or new sublease of real property (whether as a lessor, sublessor, lessee or sublessee), other than extensions or renewals of existing leases or subleases, with annual rental payments that exceed $1,000,000 or (ii) except in the ordinary course of business consistent with past practice, modify or amend any Lease or waive any term or condition thereof, except as would not be expected to be material to the Company or any Subsidiary, taken as a whole;

(p) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein or any assets that are material to the Company and its Subsidiaries taken as a whole (except with respect to assets acquired in the ordinary course of business consistent with past practice), (ii) other than in the ordinary course of business consistent with past practice, enter into, amend or grant any release or relinquishment of any material rights under any Material Contract or (iii) other than capital expenditures contemplated by the Company’s capital expenditures set forth in Section 5.2(p) of the Company Disclosure Letter, incur any new capital expenditure(s) that would create obligations to the Company or any of its Subsidiaries in excess of $2,000,000 for any single item or $10,000,000 (per quarter) in the aggregate;

(q) settle or compromise any pending or threatened Legal Proceeding other than the settlement or compromise of a Legal Proceeding (i) reflected or reserved against in full on the Balance Sheet or (ii) that does not include any obligation (other than the payment of money of $5,000,000 or less) to be performed by the Company or its Subsidiaries following the Effective Time that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(r) except as required by Applicable Law or GAAP, revalue in any material respect any of its material properties or assets including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(s) other than in the ordinary course of business consistent with past practice, (i) sell, lease, license (except as provided in Section 5.2(l)) or transfer to any person or entity any rights to any material Company Intellectual Property Rights, (ii) purchase or license (except as provided in Section 5.2(l)) any material Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Intellectual Property Rights of any person or entity at a cost of more than $5,000,000; or

(t) authorize, commit or enter into a Contract to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) The Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing that each Third Party that has executed a confidentiality agreement since the date which is one year prior to the date of this Agreement in connection with its consideration of acquiring the Company or any material portion thereof return all confidential information heretofore furnished to such Third Party by or on behalf of the Company, and the Company shall use its commercially reasonable efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not (and shall not authorize or knowingly permit any of their Representatives to), directly or indirectly, (i) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries for the known purpose of assisting or facilitating the making of an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with respect to an Acquisition Proposal with any Third Party that is seeking to make or has made an Acquisition Proposal or (iv) execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Transaction (other than a confidentiality agreement pursuant to this Section 6.1(b) or any engagement letters with advisors or consultants or similar agreements); provided, however, that notwithstanding the foregoing, prior to obtaining the Requisite Stockholder Approval, the Company Board may, directly or indirectly through any Representative, with respect to any Third Party that has made (and not withdrawn) a bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 6.1 that the Company Board concludes in good faith (after consultation with its financial advisor and its outside legal counsel) constitutes or would be reasonably likely to lead to a Superior Proposal, (A) engage or participate in discussions or negotiations with such Third Party and its Representatives and/or (B) furnish to such Third Party and its Representatives any information (including non-public information) relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement (provided that such confidentiality agreement need not contain any “standstill” or similar provision that would prohibit such Third Party from making any Acquisition Proposal) and containing additional provisions that expressly permit the Company to comply with the terms of this Section 6.1 (which confidentiality agreement shall be provided to Parent for informational purposes immediately following the execution and delivery thereof), provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) solely with respect to the initial contact with respect to any Third Party the Company shall provide the notice required by Section 6.1(d) (and if such Acquisition Proposal is in written form, the Company shall give Parent a copy thereof) and notice of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Third Party, and (2) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent or any of its Representatives).

(c) Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any action taken by any Representative of the Company or any of its Subsidiaries that would be a breach of the restrictions set forth in this Section 6.1 if taken by the Company shall be deemed to be a breach of this Section 6.1 by the Company for all purposes of and under this Agreement; provided, however, that any such action taken by any Representative of the Company or any of its Subsidiaries (other than any member of the Company Board, the Company Board’s financial advisor or outside legal counsel or any member of the Company’s executive management) shall not be deemed to be a breach of this Section 6.1 by the Company, unless such action was authorized, directed or knowingly permitted by any member of the Company Board or any member of the Company’s executive management.

(d) The Company shall promptly, and in all cases within twenty-four (24) hours of its receipt, advise Parent orally and in writing of its receipt of any Acquisition Proposal, including the terms and conditions of, and the identity of the Person or group making, such Acquisition Proposal, request or inquiry.

(e) The Company shall keep Parent promptly informed of the status and material terms and conditions (including all material amendments amendments) of any such Acquisition Proposal, request or inquiry and, promptly (and in no event later than twenty-four (24) hours thereafter) upon receipt of any written material amendment or written proposed amendment of any such Acquisition Proposal, the Company shall give Parent a copy thereof.

6.2 Company Board Recommendation; Intervening Events.

(a) Subject to the terms of this Section 6.2, the Company Board shall (i) recommend that the Company’s stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (ii) include the Company Board Recommendation in the Proxy Statement.

(b) Subject to the terms of this Section 6.2, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither the Company Board nor any committee thereof shall (i) withdraw, amend or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) publicly endorse, adopt or recommend any Acquisition Proposal or Superior Proposal, (iii) in the case of any publicly announced Acquisition Proposal that is a tender offer or exchange offer, fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock that constitutes an Acquisition Proposal within ten (10) Business Days after the commencement of such offer, or (iv) pass a resolution to approve or publicly propose to take any of the foregoing actions (any of the foregoing, a “Company Board Recommendation Change”; provided that, for the avoidance of doubt, none of (1) a determination by the Company Board that an Acquisition Proposal constitutes or would be reasonably likely to lead to a Superior Proposal in compliance with the provisions set forth in Section 6.1(b), (2) a statement to the effect that the Company Board is considering an Acquisition Proposal in compliance with the requirements of this Agreement, (3) the determination by the Company Board that an

Acquisition Proposal constitutes a Superior Proposal in connection with a Company Board Recommendation change in compliance with the provisions set forth in Section 6.2(c)(i), or (4) the Company’s delivery to Parent of any notice contemplated by Section 6.1 or this Section 6.2 shall be deemed to be a Company Board Recommendation Change).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change and terminate this Agreement pursuant to Section 8.1(e)(ii) to enter into a definitive agreement with respect to a Superior Proposal at any time prior to obtaining the Requisite Stockholder Approval, if and only if:

(i) (A) the Company Board has received a bona fide written Acquisition Proposal that did not result from a breach (or deemed breach) of Section 6.1 that constitutes a Superior Proposal, (B) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to effect such Company Board Recommendation Change would reasonably be likely to constitute a breach of its fiduciary duties to stockholders of the Company under Delaware Law, (C) prior to effecting such Company Board Recommendation Change, the Company shall have (1) given Parent at least four (4) Business Days’ notice (the “Notice Period”) of its intention to take such action (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) and (2) caused its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith any modifications to the terms and conditions of this Agreement proposed by Parent, in its discretion, and (D) Parent shall not have made, within the Notice Period, a written counter-offer or proposal capable of acceptance as a binding contract that the Company Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, is at least as favorable, from a financial point of view, to stockholders of the Company, in their capacity as such, as such Superior Proposal (it being understood that (x) any material revision to the material terms of a Superior Proposal, including any revision in price, shall require a new notice pursuant to clause (C) above (except that the “Notice Period” shall be three (3) Business Days) and (y) there may be more than one Notice Period; or

(ii) (A) a fact, event, change, development or set of circumstances occurs or exists after the date of this Agreement that materially effects the business, operations, financial condition or results of operations of the Company or any of its Subsidiaries (and not relating in any way to (x) an Acquisition Proposal or (y) any fluctuation in the market price or trading volume of the Company Common Stock, in and of itself) that was neither known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement (such material fact, event, change, development or set of circumstances, an “Intervening Event”) shall have occurred and be continuing, (B) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to effect such Company Board Recommendation Change would be reasonably likely to constitute a breach of its fiduciary duties to stockholders of the Company under Delaware Law, (C) prior to effecting such Company Board Recommendation Change, the Company shall have (1) given Parent at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall include a written explanation of the Company Board’s basis and rationale for proposing to effect such Company Board Recommendation Change) and (2) if requested by Parent, negotiated with Parent in good faith during such four (4) Business Day notice period any modifications to the terms of this Agreement proposed by Parent, in its discretion, and (D) Parent shall not have made, within the four (4) Business Day notice period, a written offer or proposal capable of acceptance that the Company Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, would obviate the need for the Company Board to effect such Company Board Recommendation Change.

(d) The Company shall ensure that any Company Board Recommendation Change (A) does not change or otherwise affect the approval of this Agreement by the Company Board and (B) does not have the effect of causing Section 203 of the DGCL to be applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

(e) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (including by issuing a “stop, look and listen” statement); provided that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act or any similar communication to stockholders of the Company shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication.

(f) The Company shall not take any action to (i) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of the DGCL, (ii) exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions on “business combinations” contained in any antitakeover law or (iii) otherwise cause such restrictions not to apply, in each case unless such actions are taken substantially simultaneously with a termination of this Agreement by the Company in accordance with the terms hereof.

6.3 Company Stockholders’ Meeting. Subject to Applicable Law, the rules and regulations of the Nasdaq and the Company’s certificate of incorporation and bylaws, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) as promptly as practicable following the date of this Agreement (and in no event later than forty (40) days after the commencement of the mailing of the Proxy Statement to the Company’s stockholders) for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Notwithstanding the foregoing, (a) if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Stockholders’ Meeting, the Company may postpone or adjourn the Company Stockholders’ Meeting to the extent (and only to the extent) the Company reasonably determines that such postponement or adjournment is necessary in order to conduct business at the Company Stockholders’ Meeting, (b) the Company may postpone or adjourn the Company Stockholders’ Meeting to the extent (and only to the extent)

the Company reasonably determines that such postponement or adjournment is required by Applicable Law, including to comply with comments made by the SEC with respect to the Proxy Statement, and (c) the Company may postpone or adjourn the Company Stockholders’ Meeting to the extent (and only to the extent) the Company reasonably determines that such postponement or adjournment is necessary to solicit sufficient proxies to secure the Requisite Stockholder Approval. Subject to Section 6.1 and Section 6.2, the Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement in accordance with Delaware Law and shall use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting in compliance with this Section 6.3, whether or not (i) the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that stockholders of the Company reject it or (ii) there occurs the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal. Notwithstanding herein to the contrary, the Company may adjourn or postpone the Company Stockholders’ Meeting to a date no later than the second Business Day after the expiration of any notice periods contemplated by Section 6.2(c). The Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Merger at the Company Stockholders’ Meeting. The notice of such Company Stockholders’ Meeting shall state that a resolution to adopt this Agreement, a non-binding, advisory resolution to approve the compensation that may become payable to the Company’s named executive officers in connection with the Merger, and a resolution to adjourn the Company Stockholders’ Meeting will be considered at the Company Stockholders’ Meeting, and no other matters shall be considered or voted upon at the Company Stockholders’ Meeting without Parent’s prior written consent (not to be unreasonably withheld).

6.4 Proxy Statement. As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC, the preliminary Proxy Statement. Parent shall furnish to the Company all information concerning Parent as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to Applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to stockholders of the Company as promptly as practicable following the filing thereof with the SEC. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall use its reasonable best efforts to file with the SEC the definitive Proxy Statement, and to cause the mailing of the definitive Proxy Statement to the stockholders of the Company to be commenced, by the later of (a) (i) if the Company receives comments from the SEC with respect to the preliminary Proxy Statement, on or prior to the third (3rd) Business Day immediately following clearance by the SEC with respect to such comments, or (ii) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement, on or prior to the third (3rd) Business Day immediately following the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or (b) the third (3rd) Business Day immediately following the record date set for the Company Stockholders’ Meeting; provided, however, that the Company will use reasonable best efforts to set the record date for the Company Stockholders’ Meeting on or prior to the latest date referred to in clause (a) above . No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon; provided, however, that following or in connection with a Change of Company Board Recommendation, Parent’s right to review and comment shall be limited to only those disclosures relating to Parent. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith, and shall provide Parent with copies of all correspondence between the Company or any of its advisors or representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing with the SEC related to this Agreement or the Merger. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not include any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, Delaware Law and the rules of the Nasdaq. Each of Parent and the Company shall share equally all filing and printing fees and expenses incurred in connection with this Section 6.4 (excluding, for the avoidance of doubt, all fees and expenses payable to any attorneys, accountants or other advisors incurred in connection with this Section 6.4, which shall be paid by the party incurring such expenses).

6.5 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Merger), including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in Article VII hereof to be satisfied or fulfilled; (ii) obtain all necessary consents, waivers and approvals under any Material Contracts or Leases to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger); (iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the generality of the foregoing provisions of Section 6.5(a), as soon as reasonably practicable following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act (and each of Parent and the Company shall use reasonable best efforts to file such HSR Form within ten (10) Business Days following the execution and delivery of this Agreement), as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the Antitrust Laws of any applicable foreign jurisdiction as soon as reasonably practicable. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other applicable jurisdiction. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement (including the Merger). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement (including the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Subject to Applicable Law, no filing of, or amendment or supplement to, or written correspondence with any Governmental Entity or its staff with respect to such Antitrust Laws shall be made by the Company or Parent without providing the other party a reasonable opportunity to review and comment thereon.

(c) Without limiting the generality of the foregoing provisions of Section 6.5(a), in the event that any antitakeover law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Merger), the Parent and Company, at the direction of the Parent Board or the Company Board (as applicable), shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Merger).

(d) Parent and Merger Sub shall take reasonable best efforts to obtain any clearance or approval from any Governmental Entity or to prevent the initiation of any lawsuit by any Governmental Entity under any antitrust or competition law or to prevent the entry of any decree, judgment, injunction, preliminary or permanent, or any order that would otherwise make the transactions contemplated by this Agreement unlawful. Notwithstanding the forgoing anything in this Agreement to the contrary, it is expressly understood and agreed that: neither Parent nor Merger Sub shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates or the Company or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Parent or any of its Affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company Common Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Common Stock, if in the case of clauses (A), (B) or (C) above such sale, divestiture, license, disposition, holding separate, limitation or regulation applicable to the Company would have or would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the business, operations, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole.

(e) Notwithstanding anything in this Agreement to the contrary, Parent shall not knowingly take any action (including the acquisition by it or its Affiliates of any interest in any Person that derives revenues from products, services or lines of business that compete with the Company’s products, services or lines of business) if such action would make it materially more likely that there would arise any impediments under any Antitrust Law with respect to the consummation of the transactions contemplated by this Agreement.

6.6 Access.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall (x) afford Parent and its Representatives reasonable access during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, upon reasonable notice, to the properties, books and records and personnel of the Company, as Parent may reasonably request and (y) furnish to Parent such existing financial and operating data and other existing information as such Persons may reasonably request, and afford Parent and its Representatives reasonable access to officers and employees of the Company in order to discuss such data and information; provided, however, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided to Parent pursuant to this Section 6.6; and provided further, that the Company shall not be required to, nor shall the Company be required to cause its Subsidiaries to, afford access or disclose any information that in the good faith judgment of the Company would (a) violate any obligation of the Company or any of its Subsidiaries to any Third Party, (b) jeopardize protections afforded the Company or any of its Subsidiaries under the attorney-client privilege or attorney work product doctrine, or (c) violate any Applicable Law or Order. In the event that the Company does not provide access to or disclose information to Parent in reliance on the final proviso of the preceding sentence, it shall use reasonable best efforts to communicate such information in a manner that does not result in the violation of any such obligation, Law or Order or the jeopardy of such protections. Any investigation by Parent pursuant to this Section 6.6 shall be conducted under supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company, and shall not include the collection or analysis of any environmental samples.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided under this Section 6.6 and Section 6.5 or otherwise as either “Outside Counsel Only Material” or “Antitrust Restricted Material.” Outside Counsel Only Material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or other Representatives of the recipient unless express permission is obtained in advance from the Company or its legal counsel. Antitrust Restricted Material and the information contained therein shall be given only to outside antitrust counsel and other outside Representatives of the recipient and employees, officers or directors of the recipient approved by the Company, and will not be disclosed by such Persons to other employees, officers or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel. Notwithstanding anything to the contrary contained in this Agreement, materials provided pursuant to this Section 6.6 or Section 6.5 or otherwise may be redacted (i) to remove references concerning the valuation of Parent, the Company and the Merger and other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

6.7 Notification. The Company shall promptly notify Parent in writing, and Parent shall promptly notify the Company in writing, of: (a) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection the Merger and the other transactions contemplated hereby; (b) any written communication from any Governmental Entity in connection with the Merger and the other transactions contemplated hereby (other than such communications contemplated by Section 6.5, which shall be governed by such Section) or (c) any actions, claims, investigations, suits or proceedings commenced or, to the Knowledge of the Company or Parent, as applicable, threatened against the Company or any of its Subsidiaries (in the case of the Company) or Parent or any of its Subsidiaries (in the case of Parent) that (1) are related to the Merger and the other transactions contemplated hereby (including any transaction litigation brought by a stockholder of the Company or Parent, as applicable) or (2) would be reasonably likely to result in a Company Material Adverse Effect, or (d) written notice from any third party of any Effect that would be reasonably expected to result in a Company Material Adverse Effect.

6.8 Merger Sub Stockholder Vote. Promptly following the date of this Agreement, Parent, as the sole stockholder of Merger Sub, shall approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

6.9 Certain Litigation. Each Party shall promptly advise the other Parties orally and in writing after becoming aware of any Legal Proceeding commenced after the date hereof against it or any of its directors by any its stockholder (on their own behalf or on behalf of it) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep the other Parties reasonably informed regarding any such Legal Proceeding. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.10 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated November 20, 2017 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms; provided, however, that notwithstanding the foregoing, effective as of the execution and delivery hereof, the Confidentiality Agreement shall be deemed to be amended so as to permit Parent to make any counter-offer or proposal contemplated by Section 6.2(c) or Section 8.1(e)(ii) (which deemed amendment shall survive any termination of this Agreement in accordance with its terms or otherwise).

6.11 Public Disclosure. Each of the Company and Parent shall not, without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), issue any press release or otherwise make any public statement or any written communication to employees that would reasonably be expected to be required to be filed with the SEC or any oral communication to more than fifty (50) employees, in each case, with respect to this Agreement or the transactions contemplated hereby (including the Merger), except (a) as may be required by Applicable Law or any listing agreement with a national securities exchange, in which case the Company or Parent, as the case may be, shall make commercially reasonable efforts to consult with the other prior to any such release or public statement and (b) in connection with an Acquisition Proposal or with regard to or following a Company Board Recommendation Change, in which cases the Company shall not be required to consult with, or obtain any consent from, Parent.

6.12 Employee Matters.

(a) The Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”), any and all 401(k) plans maintained by the Company or any of its Subsidiaries, unless Parent provides written notice to the Company no later than five (5) business days prior to the Effective that such 401(k) plan(s) shall not be terminated. The Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The Company Board shall in any case adopt resolutions effective no later than the Effective Time eliminating Company stock as the funding vehicle for matching contributions and as an available investment under any such 401(k) plan, as applicable. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent, which shall not be unreasonably withheld or delayed. As soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in any 401(k) plan maintained by the Company or any of its Subsidiaries immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from any terminated 401(k) plan maintained by the Company or any of its Subsidiaries, including any outstanding participant loans from such 401(k) plans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of the Parent 401(k) plan.

(b) From the Effective Time through the first anniversary of the Closing Date (the “Transition Period”), Parent will provide or cause to be provided to each employee of the Company and its Subsidiaries as of the Effective Time working in the United States who continues employment with Parent or any of its direct or indirect Subsidiaries (each, an “Affected Employee”), while employed by Parent or any of its direct or indirect Subsidiaries, compensation and benefits the value of which is not less favorable to the Affected Employee in the aggregate to the aggregate value of the compensation and benefits provided to such Affected Employee immediately prior to the Effective Time.

(c) During the Transition Period, (i) each Affected Employee, while employed by the Parent or any of its direct or indirect Subsidiaries, will be provided base wages or salary, as applicable, that are not less than the base wages or salary, as applicable, provided to such Affected Employee immediately prior to the Effective Time and (ii) each Affected Employee will be provided severance benefits not less favorable in amount or with regard to terms and conditions to receive such severance benefits than those provided to the Affected Employee by the Company or its Subsidiaries immediately prior to the Effective Time.

(d) From and after the Effective Time, Parent will use its reasonable best efforts to cause any employee benefit plans in which the Affected Employees are entitled to participate to take into account for all purposes, including eligibility, vesting, level of benefits and benefit accrual (but not for benefit accrual purposes under any defined benefit pension plan, unless required by Applicable Law), thereunder, service for the Company and its Subsidiaries (and their respective predecessors) as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries (and their respective predecessor entities) prior to the Effective Time (except to the extent it would result in a duplication of benefits or compensation with respect to the same period of service), and Affected Employees will be immediately eligible to participate in any such plans, without any waiting period, to the extent such Affected Employee was eligible to participate in the comparable Employee Plan immediately prior to the Effective Time. To the extent any health or welfare benefit plan replaces an Employee Plan that is a health or welfare benefit plan, Parent will, and will cause its direct and indirect Subsidiaries (including the Surviving Company) to use its or their reasonable best efforts to (i) waive all limitations as to preexisting condition exclusions, exclusions, actively-at-work requirements, and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee to the extent waived or satisfied under the replaced Employee Plan and (ii) credit each Affected Employee for any applicable amounts (whether in the nature of co-payments or coinsurance amounts, amounts applied toward deductibles or other out-of-pocket expenses) under the terms of the replaced Employee Plan toward satisfying any applicable deductible, co-payment or out-of-pocket requirements under the health benefit plan that replaces such an Employee Plan for the plan year in which the transition between plans occurs.

(e) Nothing contained in this Section 6.12 or any other provision of this Agreement (i) will be construed to amend or modify, as of the date of this Agreement, any Employee Plan, or any benefit, compensation or severance plan, program, agreement, contract, policy or arrangement sponsored by the Company, Parent or their Affiliates, (ii) will limit the ability of Parent or any of its Affiliates to amend, modify or terminate any benefit, compensation or severance plan, program, agreement, contract, policy or arrangement that is assumed, established, sponsored or maintained by Parent or its Affiliates, provided any such amendment, modification or termination must comply with the terms thereof and Applicable Law, (iii) will create any third-party beneficiary rights or obligations in any Person (including any Affected Employee) other than the parties to this Agreement, or (iv) will limit the right of Parent (or its Subsidiaries) to terminate, in accordance with Applicable Law, the employment or service of any employee or other service provider during the Transition Period.

6.13 Directors’ and Officers’ Indemnification and Insurance.

(a) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and fulfill in all respects the obligations of the Company and its Subsidiaries under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all agreements for indemnification, exculpation of liability or advancement of expenses, in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors, officers, employees and agents or any person who becomes a director, officer, employee or agent prior to the Effective Time (the “Indemnified Parties”). For six (6) years after the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the certificate of incorporation and bylaws of the Company and its Subsidiaries.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time, on terms with respect to the coverage and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Corporation may, at its option, substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms (including with respect to limits, coverage, amount) no less favorable to such persons than the D&O Insurance, provided further, however, that in satisfying its obligations under this Section 6.13(b), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.13 of the Company Disclosure Letter), provided further that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O

Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance and for a per annum amount not to exceed three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year. In the event that the Company does not purchase the Tail Policy, Parent may purchase a Tail Policy on the D&O Insurance containing terms and conditions (including with respect to limits, coverage, amount) no less favorable to each person covered by the D&O insurance immediately prior to the Effective Time, in the aggregate, than the D&O Insurance. In the event that either the Company or Parent shall purchase such a Tail Policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.13(b) for so long as such Tail Policy shall be maintained in full force and effect.

(c) The obligations under this Section 6.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under a Tail Policy referred to in Section 6.13(b) (and their heirs and representatives)) without the prior written consent of such person. Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives) are intended to be Third Party beneficiaries of this Section 6.13, with full rights of enforcement as if a party thereto.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.13. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives)) under this Section 6.13 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents and any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or Applicable Law (whether at law or in equity).

6.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and payment of any amounts payable hereunder, upon the terms and subject to the conditions set forth in this Agreement.

6.15 Financing.

(a) Debt Financing. Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby on the terms and conditions set forth in the Debt Commitment Letters, including using its reasonable best efforts to (i) maintain in effect each of the Debt Commitment Letters in accordance with the terms and subject to the conditions (including the flex provisions) thereof, (ii) comply with its obligations under each of the Debt Commitment Letters, (iii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions contemplated by the Debt Commitment Letters, (iv) satisfy on a timely basis (or obtain the waiver of) all conditions to funding that are within the control of Parent or any of its Subsidiaries in the Debt Commitment Letters and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters, and (v) consummate the Debt Financing at or prior to the Closing and at or prior to the Closing, draw such amount of the Debt Financing required on the Closing Date, taking into account cash on hand and other sources of funds available to the Parent, necessary to pay the Merger Consideration. Parent will, and will cause its Subsidiaries to, fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letters as and when they become due.

(b) No Amendments to Debt Commitment Letters. Subject to the terms and conditions of this Agreement, Parent will, and will cause its Subsidiaries to, not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Commitment Letters without the prior written consent of the Company if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing below the amount required to consummate the Merger (taking into account other sources of funding), or (ii) impose new or additional conditions or other terms to the Debt Financing or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing, in a manner that would reasonably be expected to: (A) materially delay, prevent or impede the consummation of the Merger, or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, materially less likely to occur; provided, that Parent and any of its Subsidiaries may consent to, replace or amend the Debt Financing to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof. In addition to the foregoing, Parent shall, and shall cause its Subsidiaries to, not release or consent to the termination of the Debt Commitment Letters or of any individual lender under the Debt Commitment Letters, except for (x) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Debt Financing under the Debt Commitment Letters, or (y) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 6.15(c). Parent shall promptly, and in any event within three (3) Business Days, provide copies of any executed amendment to the Debt Commitment Letters to the Company.

(c) Alternate Debt Financing. In furtherance and not in limitation of the foregoing Section 6.15(b), in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letters (after giving effect to all applicable flex provisions), Parent shall promptly notify the Company, and shall cause its Subsidiaries to, use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Parent than those set forth in the Debt Commitment Letters and in an amount at least equal to the amount (taking into account cash on hand and other sources of funds available to the Parent) required to consummate the

Merger (the “Alternate Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letters in whole or in part. Parent shall promptly provide the Company with a copy of any New Debt Commitment Letters (and any fee letter in connection therewith, which such fee letter may be redacted in a customary manner). In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by the New Debt Commitment Letters at the time in question and any New Debt Commitment Letters to the extent then in effect, and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.15 shall require, and in no event shall the reasonable best efforts of Parent or any of its Subsidiaries be deemed or construed to require, either Parent or any of its Subsidiaries to (A) pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letters (including the flex provisions), or (B) agree to any “market flex” term less favorable to Parent or any of its Subsidiaries than such corresponding market flex term contained in or contemplated by the Debt Commitment Letters (in either case, whether to secure waiver of any conditions contained therein or otherwise).

(d) Information. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing, and Parent shall, and shall use reasonable best efforts to cause the Debt Financing Sources to, provide the Company with such access to the Debt Financing Sources as the Company may reasonably request for the purpose of allowing the Company to understand the status of Parent’s efforts to arrange the Debt Financing. Parent shall give the Company prompt notice upon having actual knowledge of any material breach by any party of any of the Debt Commitment Letters or any termination of any of the Debt Commitment Letters.

(e) Company Support.

(i) Prior to the Closing Date, subject to Section 6.15(e)(ii), the Company will, and will cause its Subsidiaries and, will use reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense, use reasonable best efforts to provide Parent and its Subsidiaries with all cooperation reasonably requested by Parent or any of its Subsidiaries to assist it in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Parent or any of its Subsidiaries in connection with the Debt Financing, the Alternative Financing and any other debt or capital markets (including private placement) financing in connection with the transactions contemplated by this Agreement (including the Merger), including any issuance of equity, equity-linked securities or securities that are not equity-linked (together with the Debt Financing, the “Financing”), and in each case that is customary in connection with Parent’s efforts to obtain the Financing, including:

a) causing its management team, with appropriate seniority and expertise, including its senior executive officers and using its reasonable best efforts to cause its external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with lenders, investors and rating agencies at times and locations mutually agreed and reasonably coordinated in advance;

b) assisting with the syndication or other marketing of the Financing, including assisting Parent, any of its Subsidiaries, the Debt Financing Sources and any other sources of the Financing (together with the Debt Financing Sources, the “Financing Sources”) with the timely preparation of customary rating agency presentations (and assisting in the obtaining of corporate credit and corporate family ratings from any ratings agencies), bank information memoranda, road show materials, offering memoranda, prospectuses, registration statements and other customary marketing materials required in connection with the Financing;

c) assisting Parent or any of its Subsidiaries in connection with the preparation and registration of (but not executing) any pledge and security documents or other documents relating to the pledge of collateral, indentures, supplemental indentures, currency or interest rate hedging agreements, credit agreements, a certificate of the Company with respect to solvency matters and other and other financing related documents as may be reasonably requested by Parent or any of its Subsidiaries or the Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Financing, accountants’ comfort letters, in each case as reasonably requested by Parent or any of its Subsidiaries), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Financing, it being understood that such documents will not take effect until the Closing Date;

d) to the extent required in connection with the Financing, furnishing Parent, any of its Subsidiaries and the Financing Sources, as promptly as practicable, with (1) the financial statements set forth in paragraph 6 of Exhibit C of the Debt Commitment Letter and financial information regarding the Company and its Subsidiaries necessary to permit the Buyer to satisfy the condition set forth in paragraph 7 of Exhibit C of the Debt Commitment Letter (or any analogous section in any amendment, modification, supplement, restatement or replacement thereof to the extent not exceeding the scope of the requirements set forth in the Debt Financing Commitment in effect on the date hereof), (2) all other financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of securities (whether equity, equity-linked securities or securities that are not equity-linked) of the Company and its Subsidiaries or such other financial information customarily used for registered offerings on Form S-3 or private placements of debt securities under Rule 144 promulgated under the Securities Act (all such information and documents in clauses (1), (2) and (5) of this Section 6.15(e)(i)d), the “Required Financial Information”), (3) if the Marketing Period commences prior to the filing date of an Annual Report on Form 10-K or Quarterly Reports on Form 10-Q but after the end of its corresponding fiscal year or quarter, as applicable, customary “flash” or “recent developments” data, (4) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or any of its Subsidiaries to the extent that such information is of the type and form customarily included in a prospectus, registration statement or offering memorandum for the issuance of securities (whether equity, equity-linked securities or securities that are not equity-linked) pursuant to a registration statement filed with the SEC, an offering pursuant to Rule 144A promulgated under the Securities Act or an offering pursuant to some other exemption under the Securities Act, including, without limitation, historical financial statements of the Company necessary to prepare pro forma financial statements for historical periods otherwise necessary to receive from the Company’s independent accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum or prospectus) customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any securities (whether equity, equity-linked securities or securities that are not equity-linked), and the closing of the offering thereof with respect to the financial information to be included in such prospectus, registration statement or offering memorandum, and (5) as well as furnishing Parent and the Financing Sources information required in connection with any confidential information memorandum and any bank presentation in respect of the Debt Financing, in each case customarily used for the syndication of the Debt Financing or other Financing;

e) cooperating with Parent or any of its Subsidiaries to obtain customary and reasonable corporate and facilities ratings as reasonably requested by Parent or any of its Subsidiaries, in each case at the sole expense of Parent or such Subsidiary;

f) reasonably facilitating the transactions described in Section 6.18 and the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of the indebtedness of the Company as of immediately prior to the Effective Time (“Closing Date Indebtedness”) and the release and termination of any and all related liens) on or prior to the Closing Date;

g) delivering notices of prepayment and notices of redemption within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all Closing Date Indebtedness of the Company or its Subsidiaries;

h) furnishing Parent or any of its Subsidiaries and the Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act of 2001, in each case, at least seven (7) Business Days prior to the Closing Date;

i) as promptly as reasonably practical, furnishing Parent and the Financing Sources with (x) such information as may be reasonably necessary for the Required Financial Information to remain Compliant and (y) such other pertinent financial and other customary information (including assistance with preparing projections, financial estimates, forecasts and other forward-looking information) as Parent or Financing Sources shall reasonably request and is necessary or customary in order to consummate the Financing or as is customary for the arrangement of loans or issuance of securities contemplated by the Financing;

j) delivery of customary authorization letters that authorize the distribution of the confidential information memorandum to prospective lenders, which letters shall contain a customary “10b-5” representation by the Company with respect to the Company and its Subsidiaries and contain a representation that the public-side version does not include material non-public information about the Company and its Subsidiaries or their securities;

k) ensuring that there are no competing issues, offerings, arrangements or placements of securities or syndicated commercial bank or other credit facilities of the Company or its Subsidiaries of the types that may be undertaken in connection with or pursuant to the Financing being offered, placed or arranged between the date of this Agreement and the Closing Date;

l) assisting Parent with the preparation of pro forma financial information and projections; and

m) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent or any of its Subsidiaries and necessary and customary to permit the consummation of the Financing.

(ii) Notwithstanding the provisions of Section 6.15(e)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing Date for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent or any of its Subsidiaries, (B) enter into any definitive agreement the effectiveness of which is not conditioned on the Closing Date, (C) give any indemnities that are effective prior to the Closing Date, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of its business or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under Applicable Law or is legally privileged, or (F) take any action that will conflict with or violate its organizational documents or any Applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party. No person who is a director of the Company or any of its Subsidiaries at any time prior to the Closing (a “Pre-Closing Director”) shall be required to take any action to approve the Debt Financing and neither the Company nor any of its Subsidiaries shall be obligated to take any action that requires action or approval by any Pre-Closing Director of the Debt Financing.

(f) Use of Logos. The Company hereby consents to the use of all logos of the Company or any of its Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, (ii) are used solely in connection with a description of Business or the Merger, and (iii) do not appear on the cover of any rating agency presentations, bank information memoranda and securities offering prospectuses or memoranda, road show presentations and similar documents used in connection with the Financing.

(g) Confidentiality. All non-public or other confidential information provided by the Company or any of its Subsidiaries or any of their representatives pursuant to this Agreement will be kept confidential in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement (as defined in Section 6.9), except that Parent or any of its Subsidiaries will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons are subject to confidentiality undertakings no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and of which the Company is a beneficiary.

(h) Company Reimbursement and Indemnification.

(i) Upon request by the Company, Parent shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees and expenses) incurred by the Company or any of its Subsidiaries in connection with providing the support and cooperation contemplated by Section 6.15(e).

(ii) Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 6.15(e) and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries).

6.16 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all reasonable steps intended to cause the transactions contemplated by Article II and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent Common Stock, Assumed RSUs, Assumed Options and Assumed SARs in connection with this Agreement by each individual who (a) is a director or officer of the Company subject to Section 16 of the Exchange Act, or (b) at the Effective Time is or will become a director or officer of Parent subject to Section 16 of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.17 Payoff Letters. The Company shall use reasonable best efforts to obtain and deliver to Parent no later than five (5) Business Days prior to the Effective Time drafts of customary payoff letters with respect to (i) the satisfaction and release of all of the Company and its Subsidiaries’ liabilities and obligations (including all indebtedness for borrowed money, if any, of the Company and its Subsidiaries outstanding as of the Closing, but excluding any indemnification obligations that survive termination) under the Company Credit Agreement and the documents related thereto (collectively, the “Loan Documents”), (ii) the termination of the Loan Documents and (iii) the release of all Liens held pursuant to or otherwise related to the Loan Documents, and the Company shall use reasonable best efforts to deliver to Parent no later than two (2) Business Days prior to the Effective Time executed copies of such payoff letters in escrow.

6.18 Actions with Respect to Existing Debt.

(a) Provided that this Agreement shall not have been validly terminated in accordance with Section 8.1, the Company shall, upon receiving any written request by Parent to do so, use its reasonable best efforts to promptly commence a tender offer (the “Notes Tender Offer”) for all of the outstanding principal amount of its 9.125% Senior Notes due in fiscal year 2023 (the “Senior Notes”); provided, however, that if Parent so elects in its sole discretion, in lieu of or in addition to the Notes Tender Offer, the Company shall use its reasonable best efforts to facilitate a covenant defeasance pursuant to Section 8.03 of the Senior Notes Indenture or a discharge pursuant to Section 11.01 of the Senior Notes Indenture upon the prior or simultaneous occurrence of the Closing and the consummation of the Financing on the Closing Date, in either case as reasonably requested by Parent in writing; provided that Parent or the Surviving Corporation funds any such defeasance or discharge. As part of any Notes Tender Offer, the Company shall use its reasonable best efforts to solicit the consent of the holders of the Senior Notes to amend, eliminate or waive certain sections (as mutually agreed by Parent and the Company) of the Senior Notes Indenture (the “Notes Consents””). The aggregate consideration payable to each holder of Senior Notes pursuant to the Notes Tender Offer shall be an amount in cash established and funded by Parent. The Notes Tender Offer shall be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by the Company in connection with the Notes Tender Offer in form and substance reasonably satisfactory to Parent and the Company; provided that any such Notes Tender Offer shall be subject to the conditions set forth in Section 6.18(b) (as amended from time to time, the “Notes Offer to Purchase”).

(b) The Company’s and the Surviving Corporation’s obligation to accept for payment and pay for the Senior Notes tendered pursuant to the Notes Tender Offer or make any payment for the Notes Consents shall be subject to conditions (as mutually agreed by Parent and the Company), including that (i) the Merger shall have occurred (or Parent and the Company shall be satisfied that it will occur substantially concurrently with such acceptance and payment), (ii) the Financing has been obtained and (iii) such other conditions as are customary for transactions similar to the Notes Tender Offer. Subject to the terms and conditions of the Notes Tender Offer, substantially concurrently with the Closing, Parent agrees to cause the Surviving Corporation to accept for payment and thereafter to promptly pay for all Senior Notes (and related Notes Consents) validly tendered and not withdrawn. The Company shall waive any of the conditions to the Notes Tender Offer as may be reasonably requested by Parent (other than the conditions that the Notes Tender Offer is conditioned on the Closing having occurred and the Financing as provided in clauses (i) and (ii) above), so long as such waivers would not cause the Notes Tender Offer to violate the Exchange Act, the Trust Indenture Act of 1939, as amended

(the “TIA”), or any other Applicable Law, and shall not, without the prior written consent of Parent, waive any condition to the Notes Tender Offer or make any change, amendment or modification to the terms and conditions of the Notes Tender Offer (including any extension thereof) other than as agreed between Parent and the Company or as required in the reasonable judgment of the Company to comply with Applicable Law.

(c) Upon the request of Parent pursuant to Section 6.18(a), the Company shall prepare, as promptly as practicable, the Notes Offer to Purchase, together with any required related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Notes Tender Offer Documents”), relating to the Notes Tender Offer and shall use its reasonable best efforts to cause to be disseminated to the record holders of the Senior Notes, and to the extent known by the Company, the beneficial owners of the Senior Notes (collectively, the “Noteholders”) the Notes Tender Offer Documents; provided, however, that prior to the dissemination thereof, the Company shall provide copies thereof to Parent not less than ten (10) Business Days in advance of any such dissemination (or such shorter period of time as is reasonably practicable in light of when Parent requests that the Company commence the Notes Tender Offer) and shall consult with Parent with respect to the Notes Tender Offer Documents and shall include in such Notes Tender Offer Documents all comments reasonably proposed by Parent and reasonably acceptable to the Company. Upon request, Parent shall provide the Company with any information for inclusion in the Notes Tender Offer Documents which may be required under Applicable Law or reasonably requested by the Company. If at any time prior to the acceptance of Senior Notes pursuant to the Notes Tender Offer any event should occur that is required by Applicable Law to be set forth in an amendment of, or a supplement to, the Notes Tender Offer Documents, the Company shall use reasonable best efforts to prepare and disseminate such amendment or supplement; provided that prior to such dissemination, the Company shall provide copies thereof to Parent not less than two (2) Business Days (or such shorter period of time as is reasonably necessary in light of the circumstances) in advance of any such dissemination and shall consult with Parent with respect to such amendment or supplement and shall include in such amendment or supplement all comments reasonably proposed by Parent. The Company shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act, the TIA, and any other Applicable Law in connection with the Notes Tender Offer.

(d) Promptly following the expiration of any consent solicitation, assuming the requisite consents from Noteholders (including from Persons holding proxies from the Noteholders) have been received, the Company shall use reasonable best efforts to cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective providing for the amendments of the Senior Notes Indenture contemplated in the Notes Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until all conditions to the Notes Tender Offer have been satisfied or waived by the Company in accordance with the terms hereof and thereof and the Surviving Corporation accepts all Senior Notes (and related Notes Consents) validly tendered for purchase and payment pursuant to the Notes Tender Offer, whereupon such proposed amendments shall become operative. The form and substance of the Supplemental Indentures shall be reasonably satisfactory to Parent and the Company.

(e) Provided that this Agreement shall not have been validly terminated in accordance with Section 8.1, the Company shall, upon receiving any written request by Parent to do so, use its reasonable best efforts to undertake an optional redemption (the “Optional Redemption”) of all the outstanding principal amount of its Senior Notes in accordance with the Senior Notes Indenture. The Optional Redemption shall be subject to conditions (as mutually agreed by Parent and the Company), including that (i) the Closing shall have occurred (or Parent and the Company shall be satisfied that the Closing will occur substantially concurrently with such acceptance and payment), (ii) the Financing has been obtained and (iii) such other conditions as are customary for similar optional redemptions. The Company shall not, without the prior written consent of Parent, waive any condition to the Optional Redemption or make any change, amendment or modification to the terms and conditions of the Optional Redemption (including any extension thereof) other than as agreed between Parent and the Company. Upon the request of Parent pursuant to this clause (e), the Company shall prepare, as promptly as practicable, a notice of optional redemption relating to the Optional Redemption (the “Optional Redemption Notice”), which Optional Redemption Notice shall satisfy all applicable requirements of the Senior Notes Indenture, and shall use its reasonable best efforts to cause the Optional Redemption Notice to be delivered to the holders of the Senior Notes in accordance with the Senior Notes Indenture; provided, however, that prior to such delivery, the Company shall provide copies thereof to Parent not less than ten (10) Business Days in advance of any such delivery (or such shorter period of time as is reasonably practicable in light of when Parent requests that the Company commence the Optional Redemption) and shall consult with Parent with respect to the Optional Redemption Notice and shall include in such Optional Redemption Notice all comments reasonably proposed by Parent and reasonably acceptable to the Company.

(f) Company Reimbursement and Indemnification.

(i) Upon request by the Company, Parent shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees and expenses) incurred by the Company or any of its Subsidiaries in connection with this Section 6.17 including (a) all costs and expenses relating to the preparation, printing, filing, mailing and publishing of any Notes Tender Offer Documents, (b) all fees and expenses of any tender agent, (c) all advertising charges in connection with a Notes Tender Offer, including those of any public relations firm or other person or entity rendering services in connection therewith, (d) all fees, if any, payable any to dealers (including any dealer managers), banks and trust companies as reimbursement for their customary mailing and handling expenses incurred in forwarding the Notes Tender Offer Documents to their clients and customers and (e) all other fees and expenses incurred by the Company in connection with a Notes Tender Offer or otherwise in connection with the performance of its services hereunder (including fees and disbursements of its legal counsel.

(g) Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with this Section 6.18 and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) Antitrust and Other Governmental Approvals. All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Merger) under the HSR Act shall have expired or been terminated and all other antitrust, competition or merger control or regulatory consents set forth on Section 7.1(b) of the Company Disclosure Letter shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

(c) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any material Applicable Law that is in effect and has the effect of making the consummation of the Merger illegal in any jurisdiction or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the consummation of the Merger illegal in any jurisdiction.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by Parent and Merger Sub:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representation and the Specified Representations) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) each of the representations and warranties set forth in Section 3.1(a) (Organization and Standing), Section 3.3 (Authorization), Section 3.27 (Brokers; Fees and Expenses), Section 3.28 (Opinion of Financial Advisor) and Section 3.29 (State Anti-Takeover Statutes) (collectively, the “Specified Representations”) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date and (iii) the representations and warranties set forth in Section 3.4(a) (Capitalization) (the “Capitalization

Representation”) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, in all but de minimis respects and (iv) the representations and warranties set forth in Section 3.10(b) (Material Adverse Effect) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except in the case of each of the foregoing clauses (i)-(iv) inclusive, for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date); and provided that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement (other than Section 3.10(b)) for purposes of Section 7.2(a)(i), all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded.

(b) Covenants and Agreements. The Company shall have performed and complied with, in each case, in all material respects, all of its obligations, covenants and other agreements under this Agreement required to be performed or complied with at or prior to the Effective Time.

(c) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company certifying as to the satisfaction of the matters set forth in paragraphs (a), (b) and (c) of this Section 7.2.

7.3 Additional Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by the Company:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the Parent Specified Representations and Section 4.9) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (ii) each of the representations and warranties set forth in Section 4.2 (Authorization) and Section 4.7 (Section 203 of the DGCL) (collectively, the “Parent Specified Representations”) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date and (iii) each of the representations and warranties of Parent and Merger Sub set forth in Section 4.9 (Availability of Funds) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except in the case of each of the foregoing clauses (i)-(iii) inclusive, for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date); and provided that, for purposes of determining the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement for purposes of Section 7.3(a)(i), all “Parent Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded.

(b) Covenants and Agreements. Each of Parent and Merger Sub shall have performed and complied with, in each case, in all material respects, all of their respective obligations, covenants and other agreements under this Agreement required to be performed or complied with at or prior to the Effective Time.

(c) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by a by the chief executive officer and chief financial officer of Parent and Merger Sub as to the satisfaction of the matters set forth in paragraphs (a) and (b) of this Section 7.3.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as provided below), provided that the party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party or parties hereto, only as follows:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if the Company Stockholders’ Meeting shall have been held and the Requisite Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c) by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued or granted any Order that has the effect of making the consummation of the Merger illegal in any jurisdiction or which has the effect of permanently enjoining or otherwise preventing the consummation of the Merger and such Order shall have become final and nonappealable; or

(d) by either Parent or the Company, if the Effective Time shall not have occurred on or before nine (9) months after the date of this Agreement (as may be extended pursuant to this Section 8.1(d), the “Termination Date”); provided, however, that (i) if on such date that is nine (9) months after the date of this Agreement, the conditions in Section 7.1, Section 7.2 and Section 7.3 have been satisfied (other than those conditions that, by their nature, would be satisfied only at the Closing and are capable of being satisfied if the Closing were to occur on such date), except that any of the conditions set forth in Section 7.1(b) or Section 7.1(c) solely as it relates to Section 7.1(b) shall not have been satisfied, then the Termination Date shall be automatically extended one (1) time by an additional three (3) months, (ii) if by the end of such three (3) month extension as set forth in clause (i), the conditions Section 7.1, Section 7.2 and Section 7.3 have been satisfied (other than those conditions that, by their nature, would be satisfied only at the Closing and are capable of being satisfied if the Closing were to occur on such date), except that any of the conditions set forth in Section 7.1(b) or Section 7.1(c) solely as it relates to Section 7.1(b) shall not have been satisfied, then the Termination Date shall be automatically extended one (1) additional time by an additional three (3) months, and (iii) if the date on which the Termination Date, as it may be extended, would occur is not a Business Day, then the Termination Date shall be further extended to be the next following Business Day; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

(e) by the Company:

(i) in the event of a breach of any covenant, agreement, representation or warranty on the part of Parent or Merger Sub set forth in this Agreement which breach would (i) result in the failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and (ii) cannot be cured by the Termination Date or, if curable prior to the Termination Date, has not been cured by the earlier of (A) the Termination Date and (B) 30 days after the giving of written notice by the Company to Parent of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) prior to obtaining the Requisite Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal after a Company Board Recommendation Change, provided that (A) the Company has complied in all material respects with the terms of Section 6.2(c)(i), (B) concurrently with the termination of this Agreement, the Company enters into a definitive agreement to effect such Superior Proposal and (C) concurrently with the termination of this Agreement, the Company pays to Parent the Termination Fee Amount payable pursuant to and in accordance with Section 8.3(b)(ii); or

(f) by Parent:

(i) in the event of a breach of any covenant, agreement representation or warranty on the part of the Company set forth in this Agreement which breach would (i) result in the failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and (ii) cannot be cured by the Termination Date or, if curable prior to the Termination Date, has not been cured by the earlier of (A) the Termination Date and (B) 30 days after the giving of written notice by Parent to the Company of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f)(i) if Parent is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) prior to (A) obtaining the Requisite Stockholder Approval and (B) the tenth (10th) Business Day after obtaining Parent Knowledge that a Triggering Event occurred shall have occurred. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Requisite Stockholder Approval having been obtained, any of the following shall have occurred (A) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change, (B) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (C) following an Acquisition Proposal, the Company Board shall have failed to unconditionally reaffirm (publicly, if so requested by Parent or Merger Sub) the Company Board Recommendation within five (5) Business Days after Parent or Merger Sub delivers to the Company a request in writing to do so after an Acquisition Proposal shall have been publicly announced or shall have become publicly known; provided, however, that the Company Board shall not be required to make any such reaffirmation (w) prior to ten (10) Business Days after the initial Acquisition Proposal is received by the Company, (x) during any Notice Period, (y) during any notice period pursuant to Section 6.2(c)(ii) or (z) more than once with respect to a single Acquisition Proposal, or (D) there shall have occurred a Knowing and Willful Breach of Section 6.1 or Section 6.2.

8.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 8.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant, Financing Party or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.10, Section 6.15(h), Section 6.18(f), this Section 8.2, and Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any Knowing and Willful Breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement (as amended pursuant to Section 6.10), all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in Section 6.4, Section 6.15(h), Section 6.18(f) and Section 8.3(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) In the event that this Agreement is terminated pursuant to Section 8.1(f)(ii), within two (2) Business Days after demand by Parent, the Company shall pay to Parent a fee equal to two hundred and ninety million dollars ($290,000,000) (the “Termination Fee Amount”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(ii) In the event that this Agreement is terminated pursuant to Section 8.1(e)(ii), concurrently with and as a condition to the effectiveness of such termination, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) The Company shall pay to Parent a fee equal to the Termination Fee Amount, less the amount of Parent Expenses previously paid to Parent pursuant to Section 8.3(b)(iv), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within three (3) Business Days after demand by Parent, in the event that (A) (1) this Agreement is terminated pursuant to Section 8.1(b) or (2) this Agreement is terminated pursuant to Section 8.1(f)(i), (B) following the execution and delivery of this Agreement and prior to the Company Stockholders’ Meeting (in the case of any termination referred to in clause (A)(1) above) or prior to the breach that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (A)(2) above), an Acquisition Proposal shall have been publicly announced or shall have become publicly known (in the case of any termination referred to in clause (A)(1) above) or shall have been communicated or otherwise made known to the Company (in the case of any termination referred to in clause (A)(2) above), (C) at the time of the Company Stockholder Meeting (in the case of any termination referred to in clause (A)(1) above) at the time of the breach that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (A)(2) above), such Acquisition Proposal shall still be pending and not have been publically withdrawn (in the case of any termination referred to in clause (A)(1) above) or withdrawn (in the case of any termination referred to in clause (A)(2) above) and (D) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or the Company enters into a definitive agreement providing for an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)). For purposes of this Section 8.3(b)(iii), all references to “20%” and “80%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”.

(iv) In the event this Agreement is terminated pursuant to Section 8.1(b), under circumstances in which the Termination Fee Amount is not then payable by the Company pursuant to Section 8.3(b)(iii), then within three (3) Business Day after demand by Parent, the Company shall pay to Parent up to a maximum of $35,000,000 (thirty five million dollars) of Parent’s reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; provided, that the existence of circumstances which could require the Termination Fee Amount to become subsequently payable by the Company pursuant to Section 8.3(b)(iii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.3(b)(iv); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.3(b)(iv) shall not relieve the Company of any subsequent obligation to pay the Termination Fee Amount pursuant to Section 8.3(b)(iii) except to the extent indicated in Section 8.3(b)(iii).

(c) Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee Amount is payable by the Company pursuant to this Section 8.3 and such Termination Fee Amount is paid in full, except in the case of fraud or a Knowing and Willful Breach of the Company’s representations, warranties, covenants or agreements set forth in this Agreement prior to termination of this Agreement, Parent and Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby. In no event shall the Company be required to pay the Termination Fee amount on more than one occasion.

(d) Enforcement. The Company acknowledges and hereby agrees that the provisions of Section 8.3(b) are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for payment of the Termination Fee Amount, the Company shall pay to Parent its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 8.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

8.4 Amendment. Subject to Applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by stockholders of the Company in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such stockholders of the Company without such approval. Notwithstanding anything herein to the contrary, Section 8.2, this Section 8.4, Section 9.5, Section 9.7(b), Section 9.10(b) and Section 9.11 may not be amended, waived or terminated in a manner that is adverse in any respect to any of the Financing Parties without the prior written consent of the entities as of the date of such amendment are providing the Financing.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or e-mail transmission to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Microchip Technology Incorporated

2355 W. Chandler Blvd.

Chandler, AZ 85224

Attention: Kim van Herk, Vice President and General Counsel

E-mail: kim.vanherk@microchip.com

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746

Attention: J. Robert Suffoletta, Jr.

Telecopy No.: (512) 338-5499

E-mail: rsuffoletta@wsgr.com

and copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Robert T. Ishii

Telecopy No.: (415) 947-2099

E-mail: rishii@wsgr.com

(b)	if to the Company, to:

Microsemi Corporation

One Enterprise

Aliso Viejo, CA 92656

Attention: Chief Executive Officer

E-mail: (to be provided to Parent by the Company supplementally)

with copies (which shall not constitute notice) to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention: Warren Lazarow

Telecopy No: (650) 473-2601

Email: wlazarow@omm.com

O’Melveny & Myers LLP

400 South Hope Street, 18th Floor

Los Angeles, CA 90071

Attention: Mark Easton

Telecopy No: (213) 430-6407

E-mail: measton@omm.com

9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter hereof; provided, however, the Confidentiality Agreement (as amended pursuant to Section 6.10) shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

9.5 Third Party Beneficiaries. Except (a) as set forth in or contemplated by the provisions of Section 6.13 and (b) from and after the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration and the rights of the holders of Company Compensatory Awards to receive the consideration contemplated in Section 2.7(d) hereof, in each case in accordance with Article II, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder; provided that the Financing Parties shall be express third party beneficiaries of Section 8.2, this Section 8.4, Section 9.5, Section 9.7(b), Section 9.10(b) and Section 9.11, and each of such Sections shall express inure to the benefit of the Financing Parties.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Other Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) No Financing Party (i) shall have any liability or obligation to the parties hereto with respect to this Agreement or with respect to any claim or cause of action (whether in contract or in tort, in Applicable Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement or the transactions contemplated hereunder, (B) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (C) any breach or violation of this Agreement, and (D) any failure of the transactions contemplated hereunder to be consummated, it being expressly agreed and acknowledged by the parties hereto that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any Financing Party, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D) or (ii) shall have any rights or claims against the Company and of its Subsidiaries, Representatives or shareholders, arising out of this Agreement, the Financing or the transactions contemplated hereby or in connection with the Financing; provided that following the Closing and the consummation of the Financing, the foregoing will not limit any rights the Financing Sources have against the Company and its Subsidiaries under the definitive documentation governing the Financing. For the avoidance of doubt, this Section 9.7(b) does not limit or affect any rights or remedies that Parent may have against the parties to the Debt Commitment Letters.

9.8 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including to an injunction or injunctions to prevent breaches of this Agreement and specific performance and to enforce specifically the terms and provisions hereof in the courts described in Section 9.10, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties acknowledge that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.8 shall not be required to provide any bond or other security in connection with any such order or injunction.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.10 Consent to Jurisdiction.

(a) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b) Notwithstanding anything herein to the contrary, no party hereto, nor any of its affiliates, will bring, or support the bringing of, any claim, legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, anywhere other than in the Supreme Court of the State of New York, County of New York (and the appellate courts thereof), or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof). The parties hereto further agree to waive and hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now have or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and makes the agreements, waivers and consents set forth in Section 9.10(a) above but with respect to the courts specified in this Section 9.10(b).

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, INCLUDING ANY CLAIMS OR COUNTERCLAIMS AGAINST A FINANCING PARTY.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

MICROCHIP TECHNOLOGY INCORPORATED

By:	/s/ Steve Sanghi
Name:	Steve Sanghi
Title:	Chief Executive Officer

MAPLE ACQUISITION CORPORATION

By:	/s/ Steve Sanghi
Name:	Steve Sanghi
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

MICROSEMI CORPORATION

By:	/s/ James J. Peterson
Name:	James J. Peterson
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

Certificate of Incorporation of the Surviving Corporation

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is [•].

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.001 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation.

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ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director’s term or terms of office.

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ARTICLE XI

Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney’s fees, judgments, fines, Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the General Corporation Law of the State of

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Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State

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of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The right to the indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

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